UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

NVIDIA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NVIDIA CORPORATION
Headquarters	Meeting Location
2701 SAN TOMAS EXPRESSWAY	2800 SCOTT BOULEVARD
SANTA CLARA, CALIFORNIA 95050	SANTA CLARA, CALIFORNIA 95050

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of NVIDIA Corporation which will take place on Wednesday, May 20, 2009, at 9:00 a.m. pacific daylight time in Building E of our headquarters located at 2800 Scott Boulevard, Santa Clara, California, 95050 for the following purposes:

1.	To elect three directors nominated by the Board of Directors to hold office until our 2012 Annual Meeting of Stockholders described in the attached proxy statement.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2010.

3.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders who owned our stock at the close of business on March 30, 2009 may vote at the Annual Meeting or any adjournments, continuations or postponements of the meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. On or about April 8, 2009, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy materials, including our proxy statement and annual report. The Notice also instructs you on how to access your proxy card to vote over the Internet. Your vote is important. Whether or not you plan to attend the Annual Meeting, PLEASE VOTE YOUR SHARES.

Please see the map at the back of this proxy statement for directions to Building E of our headquarters located at 2800 Scott Boulevard, Santa Clara, California, 95050. We look forward to seeing you at our Annual Meeting.

By Order of the Board of Directors

/s/ David M. Shannon

David M. Shannon

Secretary

Santa Clara, California

April 8, 2009

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting To Be Held on May 20, 2009.

This Notice, Proxy Statement, our Annual Report on Form 10-K and our Stockholder Letter

can be accessed electronically at

www.nvidia.com/proxy

NVIDIA CORPORATION

2701 SAN TOMAS EXPRESSWAY

SANTA CLARA, CALIFORNIA, 95050

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

MAY 20, 2009

QUESTIONS AND ANSWERS

Why am I receiving these materials?

Your proxy is being solicited on behalf of the Board of Directors, or the Board, of NVIDIA Corporation, a Delaware corporation. Your proxy is for use at our 2009 Annual Meeting of Stockholders, or the 2009 Annual Meeting, to be held on Wednesday, May 20, 2009, at 9:00 a.m. pacific daylight time. This proxy statement contains important information regarding the 2009 Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

Where is the 2009 Annual Meeting going to be?

Our 2009 Annual Meeting will take place in Building E of our headquarters located at 2800 Scott Boulevard, Santa Clara, California 95050. Our principal executive offices are located at 2701 San Tomas Expressway, Santa Clara, California 95050, and our telephone number is (408) 486-2000. Please see the map at the end of this proxy statement for directions to the 2009 Annual Meeting.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to take advantage of the U.S. Securities and Exchange Commission, or SEC, rule that allows companies to furnish their proxy materials over the Internet. On or about April 8, 2009, we sent stockholders who own our common stock at the close of business on March 30, 2009 (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy materials, including our proxy statement and our fiscal 2009 annual report. The Notice also instructs you on how to access your proxy card to vote over the Internet or by telephone. In addition, the Notice contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our fiscal 2009 annual report and a form of proxy card or voting instruction card. The Notice also provides instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election. We believe that this process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Why did I receive a full set of proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet.

If you make this election, you will receive an e-mail message shortly after the proxy statement is released containing the Internet link to access our Notice, proxy statement and annual report. The e-mail also will include instructions for voting on the Internet.

In order to receive these materials electronically, you must follow the applicable procedure below:

Stockholders of Record. If you are a stockholder of record, you can choose to receive our future proxy materials electronically by following the instructions to vote on the Internet at www.proxyvote.com and when prompted, indicate that you agree to access stockholder communications electronically in future years.

Street Name Holders. If your shares are held in street name, you can choose to receive our future proxy materials electronically by visiting www.icsdelivery.com/nvda.

Your choice to receive proxy materials electronically will remain in effect until you contact our Investor Relations Department and tell us otherwise. You may visit the Investor Relations section of our website at www.nvidia.com, send an electronic mail message to irelectronicdelivery@nvidia.com or contact our Investor Relations Department by mail at 2701 San Tomas Expressway, Santa Clara, California 95050.

The SEC has enacted rules that permit us to make available to stockholders electronic versions of the proxy materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with the 2009 Annual Meeting, and if you have not previously requested to receive electronic or paper delivery, you should have received by mail, a Notice instructing you how to access the materials on the Internet and how to vote your shares.

Who can vote at the 2009 Annual Meeting?

Stockholders of record at the close of business on March 30, 2009 (the record date) will be entitled to vote at the 2009 Annual Meeting. On the record date, there were 544,633,196 shares of common stock outstanding and entitled to vote. A list of stockholders entitled to vote at the 2009 Annual Meeting will be available at our headquarters, 2701 San Tomas Expressway, Santa Clara, California for 10 days prior to the 2009 Annual Meeting. If you would like to view the stockholder list, please call our Stock Administration Department at (408) 486-2000 to schedule an appointment.

What is the difference between a stockholder of record and a beneficial owner?

Stockholder of Record.    You are a stockholder of record if at the close of business on March 30, 2009 your shares were registered directly in your name with BNY Mellon Shareowner Services, our transfer agent.

Beneficial Owner.    You are a beneficial owner if your shares were held through a broker or other nominee and not in your name at the close of business on March 30, 2009. Being a beneficial owner means that, like most of our stockholders, your shares are held in street name and your broker sends the Notice or the proxy materials to you. As a beneficial owner, your broker or other nominee is the stockholder of record of your shares. You have the right to direct your broker on how to vote the shares in your account. However, because you are not the stockholder of record, if you would like to vote your shares in person at the 2009 Annual Meeting you must obtain a legally valid proxy from your broker prior to the 2009 Annual Meeting.

What am I voting on?

There are two matters scheduled for a vote:

•	the election of three directors nominated by our Board and named in the proxy statement; and

•	the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2010.

In addition, you are entitled to vote on any other matters that are properly brought before the 2009 Annual Meeting.

How do I vote?

You may either vote FOR all the nominees to the Board or you may WITHHOLD your vote for any nominee you specify. For each other matter to be voted on, you may vote FOR or AGAINST or ABSTAIN from voting.

Stockholder of Record.    If you are a stockholder of record, there are four ways for you to vote your shares.

In Person. You may vote in person by coming to the 2009 Annual Meeting. Even if you plan to attend the 2009 Annual Meeting, we urge you to vote by proxy prior to the 2009 Annual Meeting to ensure your vote is counted.

By Proxy. If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card. If you provide specific voting instructions, your shares will be voted as you have instructed.

By Telephone or Internet. You may submit your proxy by following the instructions provided in the Notice to vote over the Internet. If you received a printed version of the proxy materials by mail, you may submit your proxy by following the instructions provided with your proxy materials and on your proxy card to vote over the Internet or by telephone.

Beneficial Owner.    If you are a beneficial owner, you should have received a Notice or voting instructions from your broker. You should follow the instructions in the Notice or voting instructions in order to instruct your broker on how to vote your shares. The broker holding your shares may allow you to deliver your voting instructions by telephone or over the Internet. If your Notice or voting instructions do not include telephone or Internet instructions, please complete and return your Notice or voting instructions promptly by mail. To vote in person at the 2009 Annual Meeting, you must obtain a valid proxy from your broker.

Will the 2009 Annual Meeting be webcast?

An audio webcast of the 2009 Annual Meeting will be available on the Investor Relations page of our website at www.nvidia.com at 9:00 a.m. local time on May 20, 2009. The webcast will allow investors to listen to the 2009 Annual Meeting, but stockholders accessing the 2009 Annual Meeting through the webcast will not be considered present at the 2009 Annual Meeting and will not be able to vote through the webcast or to ask questions. An archived copy of the webcast will be available on our web site through June 5, 2009. Registration to listen to the webcast will be required.

What is a broker non-vote?

Brokers that hold shares of our common stock for a beneficial owner typically have the authority to vote on “routine” proposals when they have not received instructions from the beneficial owner at least 10 days prior to the 2009 Annual Meeting. The election of directors and the ratification of the selection of our independent registered public accounting firm are considered to be routine matters. Brokers may not vote their customers’ shares on matters that are considered to be “non-routine”. The shares that are not voted on non-routine matters are called broker non-votes.

How are votes counted?

Votes will be counted by the inspector of election appointed for the 2009 Annual Meeting, who will separately count FOR votes, AGAINST votes, abstentions and broker non-votes. With regard to Proposal 1, the election of three members to our Board named in this proxy statement, you may withhold your vote for a particular nominee. The number of WITHHOLD votes will also be counted by the inspector of election. You may also choose to abstain. Shares not present at the meeting, shares voting ABSTAIN and broker non-votes will have no effect on the election of directors.

If you are a stockholder of record and you returned a signed and dated proxy card without marking any voting selections, your shares will be voted FOR proposal numbers one and two. If any other matter is properly presented at the 2009 Annual Meeting, either Jen-Hsun Huang or David M. Shannon as your proxy will vote your shares using his best judgment.

May I change my vote after submitting my proxy?

Yes. If you are a stockholder of record, you may revoke your proxy at any time before the final vote at the 2009 Annual Meeting in any one of the following four ways:

•	you may submit another properly completed proxy card with a later date;

•	you may send a written notice that you are revoking your proxy to NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050, attention: General Counsel/Secretary;

•	you may attend the 2009 Annual Meeting and vote in person; or

•	you may submit another proxy by telephone or Internet after you have already provided an earlier proxy.

What is the quorum requirement?

We need a quorum of stockholders to hold our 2009 Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on March 30, 2009 are represented at the 2009 Annual Meeting either in person or by proxy. On the record date, there were 544,633,196 shares of common stock outstanding and entitled to vote meaning that 272,316,599 shares must be represented in person or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the 2009 Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is not a quorum, a majority of the votes present at the 2009 Annual Meeting may adjourn the 2009 Annual Meeting to another date.

How many votes are needed to elect directors (Proposal 1)?

We have adopted Bylaw provisions providing for a majority vote standard in non-contested elections. As the number of nominees properly nominated for the 2009 Annual Meeting is the same as the number of directors to be elected, the 2009 Annual Meeting is a non-contested election. Pursuant to our Bylaws, if the number of votes WITHHELD with respect to a nominee exceeds the number of votes FOR, then the nominee is required to submit their resignation for consideration by our Board and our Nominating and Corporate Governance Committee.

How many votes are needed to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2)?

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If you ABSTAIN from voting, it will have the same effect as an AGAINST vote. If you do not vote, it will have no effect.

How can I find out the results of the voting at the 2009 Annual Meeting?

Preliminary voting results will be announced at the 2009 Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for our second quarter ending July 26, 2009, which will be filed with the SEC by September 4, 2009.

Who is paying for this proxy solicitation?

We will pay the entire cost of soliciting proxies. Our directors and employees may also solicit proxies in person, by telephone, by mail, by Internet or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or full set of proxy materials in the mail?

If you received more than one Notice or proxy materials your shares are registered in more than one name or are held in different accounts. Please complete, sign and return each Notice or proxy card to ensure that all of your shares are voted. If you would like to modify your instructions so that you receive one Notice or proxy card for each account or name, please contact your broker.

What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment.

If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent. If any stockholder residing at such an address wishes to receive a separate set of documents, they may telephone our Stock Administration Department at (408) 486-2000 or write to our Stock Administration Department at 2701 San Tomas Expressway, Santa Clara, California 95050.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 9, 2009 to NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050, Attention: General Counsel/Secretary and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the 2010 annual meeting, you must do so in writing following the above instructions not later than the close of business on December 9, 2009, and not earlier than the close of business on November 9, 2009. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event that we do not hold our 2010 annual meeting between April 20, 2010 and June 19, 2010.

Can I view these proxy materials on NVIDIA’s website?

Yes. This proxy statement is posted on our Investor Relations website at www.nvidia.com. You also can use this website to view our other filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 25, 2009. The contents of our website are not a part of this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes serving staggered three year terms. At the 2009 Annual Meeting, our stockholders will elect three directors to serve until our 2012 annual meeting of stockholders. Messrs. Coxe and Perry are currently directors and were previously elected by our stockholders. Mr. Stevens is also currently a director and previously served as a member of the Board from June 1993 until June 2006. Mr. Stevens was recommended for appointment to the Board by our management. Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees for election and unanimously recommended that each nominee be submitted for election to the Board. Our Board approved the recommendation at its meeting held on February 12, 2009. If elected at the 2009 Annual Meeting, each of the nominees will serve until the 2012 annual meeting of stockholders and until a successor is elected or appointed.

The Board expects the nominees will be available for election. If a nominee declines or is unable to act as a director, your proxy may be voted for any substitute nominee proposed by the Board or the size of the Board may be reduced. In accordance with our Bylaws, directors are elected if they receive more FOR votes than WITHHOLD votes. Unless you instruct otherwise, your proxy will be voted FOR the election of these nominees.

Nominees for Election for a Three-Year Term Expiring at Our 2012 Annual Meeting

Tench Coxe is a managing director of the general partner of Sutter Hill Ventures, a venture capital investment firm. Prior to joining Sutter Hill Ventures in 1987, Mr. Coxe was Director of Marketing and MIS at Digital Communication Associates. Mr. Coxe also serves on the board of directors of eLoyalty Corporation, a customer loyalty software firm, and several privately-held companies. Mr. Coxe holds a B.A. degree in Economics from Dartmouth College and an M.B.A. degree from Harvard Business School.

Mark L. Perry currently serves as the President and Chief Executive Officer and a member of the board of directors of Aerovance Inc., a biopharmaceutical company. Prior to joining Aerovance in February 2007, Mr. Perry served as the senior business advisor for Gilead Sciences, Inc., a biopharmaceutical company. Mr. Perry was an executive officer of Gilead from July 1994 to April 2004, serving in a variety of capacities, including General Counsel, Chief Financial Officer and most recently, Executive Vice President of Operations, responsible for worldwide sales and marketing, legal, manufacturing and facilities. From September 1981 to June 1994, Mr. Perry was with the law firm Cooley Godward Kronish LLP in San Francisco and Palo Alto, California, serving as a partner of the firm from 1987 until 1994. Mr. Perry holds a B.A. degree in History from the University of California, Berkeley and a J.D. degree from the University of California, Davis.

Mark A. Stevens has been a managing member of Sequoia Capital, a venture capital investment firm, since March 1993. Prior to that time, beginning in July 1989, he was an associate at Sequoia Capital. Prior to joining Sequoia, he held technical sales and marketing positions at Intel Corporation and was a member of the technical staff at Hughes Aircraft Company. Mr. Stevens currently serves on the boards of several privately-held companies. Mr. Stevens holds a B.S.E.E. degree, a B.A. degree in Economics and an M.S. degree in Computer Engineering from the University of Southern California and an M.B.A. degree from Harvard Business School.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE ELECTION

TO THE BOARD OF EACH NAMED NOMINEE.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The following is information for each of the members of our Board as of the date of this proxy statement.

Name	Position with NVIDIA	Age	Director Since	Expiration of Term
Tench Coxe	Director	51	June 1993	2009
Mark L. Perry	Director	53	May 2005	2009
Mark A. Stevens	Director	49	September 2008*	2009
James C. Gaither	Lead Director	71	December 1998	2010
Jen-Hsun Huang	Chief Executive Officer, President and Director	46	April 1993	2010
A. Brooke Seawell	Director	61	December 1997	2010
Harvey C. Jones	Director	56	November 1993	2011
William J. Miller	Director	63	November 1994	2011

*	Mr. Stevens previously served as a member of our Board of Directors from June 1993 until June 2006.

Directors Continuing in Office until Our 2010 Annual Meeting

James C. Gaither has been a managing director of Sutter Hill Ventures, a venture capital investment firm, since July 2000. He is a retired partner of the law firm of Cooley Godward Kronish LLP and was a partner of the firm from 1971 until July 2000 and senior counsel to the firm from July 2000 to 2003. Prior to beginning his law practice with the firm in 1969, Mr. Gaither served as a law clerk to The Honorable Earl Warren, Chief Justice of the United States Supreme Court, Special Assistant to the Assistant Attorney General in the United States Department of Justice and Staff Assistant to the President of the United States, Lyndon Johnson. Mr. Gaither is a former president of the Board of Trustees at Stanford University and is Vice Chairman of the Board of Directors of The William and Flora Hewlett Foundation and Chairman of the Board of Trustees of The Carnegie Endowment for International Peace. Mr. Gaither holds a B.A. in Economics from Princeton University and a J.D. degree from Stanford University Law School.

Jen-Hsun Huang co-founded NVIDIA in April 1993 and has served as our President and Chief Executive Officer since that time. From 1985 to 1993, Mr. Huang was employed at LSI Logic Corporation, a computer chip manufacturer, where he held a variety of positions, most recently as Director of Coreware, the business unit responsible for LSI’s “system-on-a-chip” strategy. From 1984 to 1985, Mr. Huang was a microprocessor designer for Advanced Micro Devices, Inc., a semiconductor company. Mr. Huang holds a B.S.E.E. degree from Oregon State University and an M.S.E.E. degree from Stanford University.

A. Brooke Seawell has been a Venture Partner with New Enterprise Associates, a venture capital investment firm, since January 2005. From February 2000 to December 2004, Mr. Seawell was a Partner with Technology Crossover Ventures, a venture capital investment firm. From 1997 to 1998, Mr. Seawell was Executive Vice President of NetDynamics, Inc., an application server software company, which was acquired by Sun Microsystems, Inc. From 1991 to 1997, Mr. Seawell was Senior Vice President and Chief Financial Officer of Synopsys, Inc., an electronic design automation software company. Mr. Seawell also serves on the board of directors of Informatica Corporation, a data integration software company, Glu Mobile, Inc., a publisher of mobile games, and several privately-held companies. Mr. Seawell serves on the Management Board of the Stanford Graduate School of Business. Mr. Seawell holds a B.A. degree in Economics and an M.B.A. degree in Finance from Stanford University.

Directors Continuing in Office until Our 2011 Annual Meeting

Harvey C. Jones is the Chairman of the board of directors of Tensilica Inc., a privately-held company he co-founded in 1997. Tensilica designs and licenses application-specific microprocessors for use in high-volume embedded systems. From December 1987 through February 1998, Mr. Jones held various positions at Synopsys, Inc., an electronic design automation software company, where he served as Chief Executive Officer through January 1994 and as Executive Chairman of the board of directors until February 1998. Prior to Synopsys, Mr. Jones served as President and Chief Executive Officer of Daisy Systems Corporation, a computer-aided engineering company that he co-founded in 1981. Mr. Jones currently serves on the board of directors of Wind River Systems, Inc., an embedded software and services provider, and several privately-held companies. Mr. Jones holds a B.S. degree in Mathematics and Computer Sciences from Georgetown University and an M.S. degree in Management from the Massachusetts Institute of Technology.

William J. Miller has served as an independent board member for several companies and has been an occasional consultant to several technology companies since October 1999. From April 1996 through October 1999, Mr. Miller was Chief Executive Officer and Chairman of the board of directors of Avid Technology, Inc., a provider of digital tools for multimedia. Mr. Miller also served as President of Avid Technology from September 1996 through October 1999. From March 1992 to October 1995, Mr. Miller served as Chief Executive Officer of Quantum Corporation, a mass storage company. He was a member of the board of directors of Quantum, and Chairman thereof, from May 1992 and September 1993, respectively, to August 1995. From 1981 to March 1992, he served in various positions at Control Data Corporation, a supplier of computer hardware, software and services, most recently as Executive Vice President and President, Information Services. Mr. Miller serves on the board of directors of Waters Corporation, a scientific instrument manufacturing company, Digimarc Corporation, a developer and supplier of secure identification products and digital watermarking technology, Overland Storage, Inc., a supplier of data storage products, and Glu Mobile, Inc., a publisher of mobile games. Mr. Miller holds B.A. and J.D. degrees from the University of Minnesota.

Independence of the Members of the Board of Directors

Consistent with the requirements of The NASDAQ Stock Market LLC, or NASDAQ, our Corporate Governance Policies require our Board to affirmatively determine that a majority of our directors do not have a relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities and meet any other qualification requirements required by the SEC and NASDAQ. After considering all relevant relationships and transactions, the Board determined all members of the Board are “independent” as defined by the SEC’s and NASDAQ’s rules and regulations, except for Jen-Hsun Huang, our president and chief executive officer. The Board also determined that all members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent under applicable NASDAQ listing standards. In March 2009, in connection with the settlement of the stockholder derivative lawsuits relating to our historical stock option practices, or the Settlement, we adopted a supplement to our Corporate Governance Policies, or the Supplement, to be effective on the date that the Settlement is effective, currently expected to be on or about April 17, 2009. Once effective, the Supplement will require our Board to affirmatively determine that at least 75% of our directors are “independent” as defined by the SEC’s and NASDAQ’s rules and regulations and our own higher standards. As of the date of the mailing of this proxy statement, 80% of the members of our Board are independent.

Lead Independent Director

The other independent members of the Board appointed Mr. Gaither as the lead independent director of the Board. As the Lead Director, Mr. Gaither presides over executive sessions of the Board. Mr. Gaither works with our chief executive officer and the other members of the Board to establish the agenda for executive sessions of the independent directors. Effective immediately following our 2009 Annual Meeting, as part of our periodic Lead Director rotation, the other independent members of the Board appointed Mr. Miller to succeed Mr. Gaither as the Lead Director.

Audit Committee Financial Experts

The Board has determined that each of Messrs. Seawell and Perry satisfy the criteria adopted by the SEC to serve as an “audit committee financial expert” within the meaning of the SEC rules.

Corporate Governance Policies of the Board of Directors

The Board has documented our governance practices by adopting Corporate Governance Policies to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Policies and the Supplement, as described above, set forth the practices the Board follows with respect to board composition and selection, regular evaluations of the Board and its committees, board meetings and involvement of senior management, chief executive officer performance evaluation, and board committees and compensation. As required under NASDAQ’s listing standards, our independent directors have in the past and will continue to meet regularly in scheduled executive sessions at which only independent directors are present. Our Corporate Governance Policies and the Supplement may be viewed under Corporate Governance in the Investor Relations section of our website at www.nvidia.com.

Although we do not have a formal policy regarding attendance by members of the Board at our annual meetings, our practice is that in addition to Mr. Huang, one independent director will attend each annual meeting on behalf of all independent directors and all members of the Board are encouraged to attend. Messrs. Huang, Gaither, Jones and Miller were present at our 2008 annual meeting.

Code of Conduct

We have a Worldwide Code of Conduct that applies to all of our executive officers, directors and employees, including our principal executive officer and principal financial and accounting officer. Also, we have a Financial Team Code of Conduct that applies to our executive officers, directors and members of our finance, accounting and treasury departments. Both the Worldwide Code of Conduct and the Financial Team Code of Conduct are available under Corporate Governance in the Investor Relations section of our website at www.nvidia.com. If we make any amendments to the Worldwide Code of Conduct or the Financial Team Code of Conduct or grant any waiver from a provision of either code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board regarding nominations of directors or other matters may do so by sending written communications addressed to David M. Shannon, our Secretary, at NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050. All stockholder communications we receive that are addressed to the Board will be compiled by our Secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

Nomination of Directors

The Nominating and Corporate Governance Committee identifies, reviews and evaluates candidates to serve as directors and recommends candidates for election to the Board. In making its determinations, the Nominating and Corporate Governance Committee strives to select individuals who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment and will be effective in collectively serving the long-term interests of the stockholders. In selecting individuals as nominees, the Nominating and Corporate Governance Committee will also consider any other factor that it deems relevant, including industry experience and diversity.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to NVIDIA during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and, when necessary, the advice of counsel. The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board.

The Nominating and Corporate Governance Committee evaluates candidates proposed by stockholders using the same criteria as it uses for other candidates. Matters put forth by our stockholders will be reviewed by the Nominating and Corporate Governance Committee, which will determine whether these matters should be presented to the Board. The Nominating and Corporate Governance Committee will give serious consideration to all such matters and will make its determination in accordance with its charter and applicable laws. Stockholders seeking to recommend a prospective nominee should follow the instructions under the heading Stockholder Communications with the Board of Directors. Stockholder submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Stockholders are advised to review our bylaws, which contain the requirements for director nominations. The Nominating and Corporate Governance Committee did not receive any stockholder nominations during fiscal 2009.

Majority Vote Standard

As a part of our continuing process of enhancing our corporate governance procedures and to provide our stockholders with a more meaningful role in the outcome of the election of directors, in March 2006, our Board amended our Bylaws to adopt a majority vote standard for non-contested director elections. Our Bylaws now provide that in a non-contested election if the votes cast FOR an incumbent director do not exceed the number of votes WITHHELD, such incumbent director shall promptly tender his resignation to the Board. The Nominating and Corporate Governance Committee will review the circumstances surrounding the WITHHELD vote and promptly make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. In making its decision, the Board will evaluate the best interests of NVIDIA and our stockholders and will consider all factors and relevant information. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the stockholder vote. The director who tenders his resignation will not participate in the Board’s or the Nominating and Corporate Governance Committee’s decisions. In a contested election, which is an election in which the number of nominees exceeds the number of directors to be elected, our directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors at that meeting.

Board Meeting Information

The Board met 7 times during fiscal 2009. In addition, during fiscal 2009, the Board held a two-day meeting, during which the Board discussed the strategic direction of NVIDIA, explored and discussed new business opportunities and the product roadmap, and addressed possible challenges facing NVIDIA. We expect each Board member to attend each meeting of the Board and the committees on which he serves. In fiscal 2009, each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which he served.

Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter, which may be viewed under Corporate Governance in the Investor Relations section of our website at www.nvidia.com.

In fiscal 2006, the Board concluded that having our directors rotate and serve on different committees provides a benefit to us and our stockholders. By rotating among committees, we believe all members are more fully informed regarding the full scope of Board and our activities. The Board believes that such rotations are a good corporate governance practice and intends to make periodic rotations in the future. On February 5, 2009, the Nominating and Corporate Governance Committee examined the composition and chairmanship of the Board’s committees and recommended certain rotations to the full Board for fiscal 2010, as described below.

Committees and Current Membership	Number of Meetings Held During Fiscal 2009 and Committee Functions
Audit	Meetings: 9

Fiscal 2009 Mark L. Perry* A. Brooke Seawell Tench Coxe

•     oversees our corporate accounting and financial reporting process;

•     evaluates the performance of and assesses the qualifications of our independent registered public accounting firm;

•     determines and approves the engagement of the independent registered public accounting firm;

•     determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•     reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•     confers with management and our independent registered public accounting firm regarding the effectiveness of internal control over financial reporting;

•     discusses with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statements;

•     reviews the financial statements to be included in our annual report;

•     prepares the report required to be included by the SEC rules in our annual proxy statement or Annual Report on Form 10-K; and

•     establishes procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation	Meetings: 8 Written Consent: 3

Fiscal 2009 Harvey C. Jones* James C. Gaither William J. Miller Mark A. Stevens (1)

•     reviews and approves our overall compensation strategy and policies;

•     reviews and recommends to the Board the compensation of our Board members;

•     reviews and approves the compensation and other terms of employment of our chief executive officer and other executive officers;

•     reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

•     reviews and approves the disclosure contained in Compensation Discussion and Analysis and considers whether to recommend that it be included in the proxy statement and Annual Report on Form 10-K;

•     administers our stock option and purchase plans, variable compensation plans and other similar programs; and

•     may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one of more members of the Board.

Committees and Current Membership	Number of Meetings Held During Fiscal 2009 and Committee Functions
Nominating and Corporate Governance	Meetings: 2

Fiscal 2009 James C. Gaither* William Miller Harvey C. Jones

•     identifies, reviews and evaluates candidates to serve as directors;

•     recommends candidates for election to our Board;

•     makes recommendations to the Board regarding the committee membership;

•     assesses the performance of the Board and its committees; and

•     reviews and assesses our corporate governance principles and practices.

*	Committee Chairperson
(1)	Effective September 3, 2008, in connection with his appointment to the Board, Mr. Stevens was also appointed to the Compensation Committee.

If all nominees to our Board are elected, effective immediately following our 2009 Annual Meeting, our committees will be composed of the following members:

Audit	Compensation	Nominating and Corporate Governance
Mr. Perry (Chairperson)	Mr. Stevens (Chairperson)	Mr. Miller (Chairperson)

Mr. Seawell	Mr. Jones	Mr. Gaither

Mr. Coxe	Mr. Miller	Mr. Jones

Mr. Gaither		Mr. Stevens

In addition to our three standing committees, in August 2007 the Board formed a Special Litigation Committee to investigate, evaluate, and make a determination as to how we should proceed with respect to the claims and allegations asserted in certain derivative actions cases brought on behalf of NVIDIA against certain of our current and former executive officers and directors. The derivative actions assert claims concerning errors related to our historical stock option granting practices and associated accounting for stock-based compensation expense. Dr. Steven Chu and Mr. Perry served on the Special Litigation Committee during fiscal 2009. Dr. Chu resigned from the Board of Directors and all committees thereof, effective as of the date he was sworn in as Secretary of Energy of the United States, January 21, 2009. In March 2009, we settled each of the derivative actions. Assuming the Settlement becomes effective in April 2009, the responsibilities of the Special Litigation Committee have concluded.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

For fiscal 2009, the Compensation Committee consisted of Messrs. Gaither, Jones, Miller and Stevens. Mr. Stevens was appointed to the Compensation Committee effective September 3, 2008. As described above, if all nominees to our Board are elected, immediately following our 2009 Annual Meeting, the Compensation Committee shall consist of Messrs. Jones, Miller and Stevens. No member of the Compensation Committee is an officer or employee of NVIDIA, and none of our executive officers serve as a director or member of a compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee. Each of our current directors has purchased and holds shares of our common stock.

DIRECTOR COMPENSATION

Our non-employee directors receive options to purchase shares of our common stock for their services as members of our Board. Non-employee directors do not receive cash compensation for their services as members of our Board, but may be reimbursed for expenses incurred in attending Board and committee meetings and continuing educational programs as set forth in our Corporate Governance Policies. Directors who are also employees do not receive any fees or equity compensation for service on the Board. Mr. Huang is our only employee director.

Historically, options to purchase shares of our common stock have been automatically granted to our non-employee directors under our 1998 Non-Employee Directors’ Stock Option Plan as incorporated into our 1998 Equity Incentive Plan, which we refer to as the 1998 Plan. Beginning in June 2007, we started granting annual stock option grants on the first trading day after the annual meeting to our non-employee directors from our 2007 Equity Incentive Plan, which we refer to as the 2007 Plan.

Fiscal 2009

In March 2008, the Compensation Committee undertook its annual review of the type and form of compensation paid to our non-employee directors in connection with their service on our Board and its committees. The Compensation Committee consulted with our Human Resources Department and Hewitt Associates LLC, or Hewitt, and reviewed peer company data. Based on this review, the Compensation Committee recommended, and the Board of Directors approved, continuing our practice of compensating our non-employee directors solely through the use of stock option grants in fiscal 2009 and to target the compensation of non-employee directors at approximately the 75th percentile of the peer companies. The Compensation Committee employed our binomial option pricing model to determine grant recommendations whose fair value (as determined in accordance with Statement of Financial Accounting Standards No. 123 (revised), or SFAS No. 123(R), Share Based Payment) approximately aligned with the 75th percentile of our select peer companies’ total annual compensation, both cash and equity, for non-employee directors. As a result of this review, the Compensation Committee recommended, and the Board approved, establishing the fiscal 2009 initial, annual Board and committee stock option grants at 120,000, 30,000 and 10,000 shares, respectively.

The Board does not set a specific dollar value target for the grants to the non-employee directors. Instead, the Compensation Committee establishes in advance a set number of shares subject to such grants, generally a few months before the date of our annual meeting. As a result, the fair value of such grants will fluctuate as the price of our common stock fluctuates during the interim period.

See Compensation Discussion and Analysis—Role of Various Parties in Making Compensation Decisions for additional information about the role of Hewitt.

The following table provides information regarding compensation of non-employee directors who served during fiscal 2009:

DIRECTOR COMPENSATION FOR FISCAL 2009

Name	Option Awards($) (1)(2)(3)(4)	Total ($)
Steven Chu (5)(6)	$368,156	$368,156
Tench Coxe	478,181	478,181
James C. Gaither	478,181	478,181
Harvey C. Jones	478,181	478,181
William J. Miller	478,181	478,181
Mark L. Perry (5)	525,354	525,354
A. Brooke Seawell	478,181	478,181
Mark A. Stevens (7)	95,660	95,660

(1)	Amounts shown in this column do not reflect dollar amounts actually received by the non-employee director. Instead, these amounts reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2009 in accordance with SFAS No. 123(R). Assumptions used in the calculation of these amounts are included in Note 2, Stock- Based Compensation, of the Notes to our Audited Consolidated Financial Statements for fiscal 2009 included in our Annual Report on Form 10-K filed with the SEC on March 13, 2009. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our non-employee directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)	The amounts recognized for financial statement reporting purposes in fiscal 2009 reflected in the table above include stock-based compensation expense from stock options granted both in and prior to fiscal 2009. The following chart provides additional information regarding the amounts of stock option compensation expense we recognized in fiscal 2009.

Name	Expense Related to Stock Options Granted in Fiscal 2009 ($)	Expense Related to Stock Options Granted Prior to Fiscal 2009 ($)
Steven Chu	$61,660	$306,496
Tench Coxe	116,933	361,248
James C. Gaither	116,933	361,248
Harvey C. Jones	116,933	361,248
William J. Miller	116,933	361,248
Mark L. Perry	116,933	408,421
A. Brooke Seawell	116,933	361,248
Mark A. Stevens	95,660	—

(3)	At fiscal year end, each non-employee director held stock options to purchase the following aggregate number of shares of our common stock: Dr. Chu, options to purchase 311,250 shares; Mr. Coxe, options to purchase 868,000 shares; Mr. Gaither, options to purchase 463,000 shares; Mr. Jones, options to purchase 598,000 shares; Mr. Miller, options to purchase 1,258,000 shares; Mr. Perry, options to purchase 323,000 shares; Mr. Seawell, options to purchase 1,438,000 shares; and Mr. Stevens, options to purchase 120,000 shares.

(4)

Except for Mr. Stevens, on June 20, 2008, each non-employee director received a stock option to purchase 30,000 shares as compensation for his service on the Board with an exercise price of $19.76 per share, which was the closing price of our common stock as reported by NASDAQ on June 20, 2008. The grant date fair value of these awards as determined under SFAS No. 123(R) for financial statement reporting purposes was $10.23 per share for a total grant date fair value of $306,900 per grant. Except for Dr. Chu and Mr. Stevens, each non-employee director also received an additional stock option to purchase 10,000 shares on June 20, 2008 for his service as a member of either the Compensation or the Audit Committee in fiscal 2009 with an exercise price of $19.76 per share, which was the closing price of our common stock as reported by NASDAQ on June 20, 2008. The grant date fair value of these awards as determined under SFAS

No. 123(R) for financial reporting purposes was $9.17 per share for a total grant date fair value of $91,700 per grant. On September 3, 2008, Mr. Stevens received a stock option to purchase 120,000 shares as compensation for his service on the Board with an exercise price of $11.66 per share, which was the closing price of our common stock as reported by NASDAQ on September 3, 2008. The grant date fair value of this award as determined under SFAS No. 123(R) for financial reporting purposes was $6.02 per share for a total grant date fair value of $722,400. Assumptions used in the calculation of these amounts are included in Note 2, Stock-Based Compensation, of the Notes to our Audited Consolidated Financial Statements for fiscal 2009 included in our Annual Report on Form 10-K filed with the SEC on March 13, 2009.

(5)	In fiscal 2009, neither Mr. Perry nor Dr. Chu received additional consideration for their services as members of the Special Litigation Committee.

(6)	Dr. Chu resigned from the Board, effective as of the date he was sworn in as Secretary of Energy of the United States, January 21, 2009.

(7)	Effective September 3, 2008, Mr. Stevens was appointed to the Board and the Compensation Committee.

Fiscal 2010

In March 2009, the Compensation Committee again undertook an annual review of the form and amount of compensation paid to our non-employee directors. The Compensation Committee consulted with our Human Resources Department and Hewitt, and reviewed peer company data. Based on this review, the Compensation Committee recommended, and the Board of Directors approved, the continuation of our policy of aligning directors and stockholders’ interests by providing only equity compensation in the form of stock options and to target the compensation of non-employee directors at approximately the 75th percentile of the peer companies. The Compensation Committee employed our binomial option pricing model to determine grant recommendations whose approximate fair value (as determined under SFAS No. 123(R) for financial reporting purposes) aligned with the 75th percentile of our select peer companies’ total annual compensation, both cash and equity, for non-employee directors.

Historically, two grants have been made to non-employee directors: one for committee service vesting over the following year, and one for board service, vesting over one year, commencing two years following the grant. In light of the fact that all non-employee directors currently serve on a committee and will do so in fiscal 2010, it was determined that for fiscal 2010, the annual board and committee grant should be combined into a single grant to compensate for overall service to NVIDIA. In addition, the Compensation Committee determined such combined grant should vest quarterly over the year following the 2009 Annual Meeting in order to correlate the vesting of the annual stock option to the non-employee director’s service on the Board and its committees over the following year. Therefore, as a result of the review above, a single stock option for 48,000 shares will be granted to each non-employee director on the first trading day following the date of our 2009 Annual Meeting.

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

The following table summarizes the compensation provided to our non-employee directors for fiscal 2009 and compensation expected to be provided in fiscal 2010.

Type of Compensation	Fiscal 2009	Fiscal 2010	Vesting*
Initial Board Grant	Option to purchase 120,000 shares of common stock	We expect that any director that joins our Board after the 2009 Annual Meeting, but before our 2010 annual meeting of stockholders, will receive a pro rated portion of the Annual Board Grant for fiscal 2010 (as discussed below). In the event a new director joins the Board, the Compensation Committee will consider whether additional equity compensation is appropriate

Initial Board Grants issued in fiscal 2009 vest quarterly over a three year period

The vesting for the pro rated portion of any Annual Board Grant issued to a new director in fiscal 2010 shall vest quarterly from the date of appointment to the Board such that the grant is fully vested on the one year anniversary of the 2009 Annual Meeting

Annual Board Grant	Options to purchase 30,000 shares of common stock	Options to purchase 48,000 shares of common stock. This grant is inclusive of service on committees of the Board

Annual Board Grants for fiscal 2009 vest quarterly beginning on the second anniversary of the date of grant and are fully vested on the third anniversary of the date of grant

Annual Board Grants for fiscal 2010 vest quarterly over the year following the 2009 Annual Meeting

Annual Committee Grant	Option to purchase 10,000 shares of common stock for serving on the Compensation or Audit Committee. No options were granted for serving on the Nominating and Corporate Governance Committee	No separate options will be granted for serving on committees of the Board as the Annual Committee Grant is now integral to the Annual Board Grant	Annual Committee Grants in fiscal 2009 vest in full on the one year anniversary of the date of grant

*	Vesting is adjusted in certain circumstances as described below.

The following are the principal terms of the stock options granted to our non-employee directors in fiscal 2009.

Initial Grants.    In fiscal 2009, Initial Board Grants for 120,000 shares were made to each new non-employee director who was elected or appointed to our Board on the date of election or appointment. On September 3, 2008, in connection with his appointment to the Board, Mr. Stevens was granted a stock option to purchase 120,000 shares of our common stock, at an exercise price of $11.66 per share, which was the closing price of NVIDIA common stock as reported by NASDAQ on September 3, 2008.

Annual Grants—Board Members.    Annual Board Grants are made on the first trading day after the annual meeting, unless there is a blackout period under our insider trading policy in which case, the Annual Board Grants will be made on the first trading day after the trading window opens. On June 20, 2008, each of Messrs. Coxe, Gaither, Jones, Miller, Perry and Seawell and Dr. Chu was granted a stock option to purchase 30,000 shares of our common stock, at an exercise price of $19.76 per share, which was the closing price of NVIDIA common stock as reported by NASDAQ on June 20, 2008.

Annual Grants—Committee Members.    In fiscal 2009, the Annual Committee Grants were made on the day after the annual meeting. On June 20, 2008, each of Messrs. Coxe, Gaither, Jones, Miller, Perry and Seawell was granted a stock option to purchase 10,000 shares of our common stock, at an exercise price of $19.76 per share, which was the closing price of NVIDIA common stock as reported by NASDAQ on June 20, 2008.

Annual Grants—Adjusted Vesting for Not Attending Meetings.    With respect to the Annual Board Grants granted in fiscal 2009, if a non-employee director fails to attend at least 75% of the regularly scheduled meetings of the Board during the two-year period following the grant of the option, vesting of the option will change. Instead of vesting as described above, the Annual Board Grants will vest 30% upon the three-year anniversary of the grant date and 70% during the fourth year, such that the entire option will become fully vested on the four-year anniversary of the date of the grant. If a non-employee director fails to attend at least 75% of the regularly scheduled meetings of the committee on which he sits during the year following the grant of the option, rather than vesting as described above, his Annual Committee Grant will vest annually over four years following the date of grant at the rate of 10% per year for the first three years and 70% during the fourth year. To date, these adjusted vesting provisions have never been triggered.

Annual Grants—Adjusted Vesting for Disability.    With respect to the Annual Board Grants granted in fiscal 2009, if a non-employee director’s service as a director terminates between the date of grant of the Annual Board Grant and the two-year anniversary of the date of grant of the Annual Board Grant due to disability, the Annual Board Grant will immediately vest and be exercisable on a pro rata basis for each full quarter served during such time. With respect to the Annual Committee Grants granted in fiscal 2009, if a non-employee director’s service as a committee member terminates between the date of grant of the Annual Committee Grant and the one-year anniversary of the date of grant of the Annual Committee Grant due to disability, then the Annual Committee Grant will immediately vest and be exercisable based on the number of months served on the respective committee prior to the termination of service.

Adjusted Vesting for Death.    If a non-employee director’s service as a director terminates due to death, the Initial Board Grant, Annual Board Grants and Annual Committee Grants shall immediately vest and become exercisable.

Vesting Adjustments.    The change-in-control provisions in each of our 1998 Plan and 2007 Plan apply to options to purchase shares of our common stock held by our non-employee directors and may result in the acceleration of the vesting of such shares in certain circumstance. Please see Employee, Severance and Change-in-Control Agreements for a further discussion of these provisions.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR FISCAL 2010

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to serve as our independent registered public accounting firm for our fiscal year ending January 31, 2010. Stockholder ratification of the Audit Committee’s selection of PwC is not required by our bylaws or any other governing documents or laws. As a matter of good corporate governance, we are submitting the selection of PwC to our stockholders for ratification. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interests and those of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2009 Annual Meeting will be required to ratify the selection of PwC. Abstentions will be counted toward the tabulation of votes cast and will have the same effect as votes against the proposal. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

We expect that a representative of PwC will attend the 2009 Annual Meeting. The PwC representative will have an opportunity to make a statement at the 2009 Annual Meeting if he or she so desires. The representative will also be available to respond to appropriate stockholder questions.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

AUDIT COMMITTEE AND INDEPENDENT AUDITOR INFORMATION

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent specifically incorporated by reference therein.

The Audit Committee oversees accounting, financial reporting, internal control over financial reporting, financial practices and audit activities of NVIDIA and its subsidiaries. The Audit Committee reviews the results and scope of the audit and other services provided by the independent registered public accounting firm and reviews financial statements and the accounting policies followed by NVIDIA prior to the issuance of the financial statements with both management and the independent registered public accounting firm.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, the system of internal control over financial reporting, and the procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm for fiscal 2009, was responsible for performing an independent audit of the consolidated financial statements and issuing a report on the consolidated financial statements and of the effectiveness of our internal control over financial reporting as of January 25, 2009. PwC’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters are required to be disclosed to the Audit Committee under applicable standards. The Audit Committee oversees these processes. Also, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, terminate the independent registered public accounting firm. The Audit Committee approves audit fees and non-audit services provided by and fees paid to the independent registered public accounting firm.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. The Audit Committee does not plan or conduct audits, determine that our financial statements are complete and accurate and in accordance with GAAP, or assess our internal control over financial reporting. The Audit Committee relies, without additional independent verification, on the information provided by our management and on the representations made by management that the financial statements have been prepared with integrity and objectivity, and the opinion of PwC that such financial statements have been prepared in conformity with GAAP.

In this context, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2009 with management and our internal control over financial reporting with management and PwC. Specifically, the Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. We have received from PwC the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the provision of certain permitted non-audit services by PwC is compatible with PwC’s independence and discussed PwC’s independence with PwC.

Based on the Audit Committee’s review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K of NVIDIA for the fiscal year ended January 25, 2009.

AUDIT COMMITTEE

Mark L. Perry, Chairman

A. Brooke Seawell

Tench Coxe

FEES BILLED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a summary of fees billed by PwC for fiscal 2009 and 2008 for audit, tax and other professional services during the fiscal year:

	Fiscal 2009	Fiscal 2008
Audit Fees (1)	$3,424,469	$2,788,379
Audit-Related Fees (2)	79,000	67,500
Tax Fees (3)	189,235	161,722
All Other Fees (4)	3,000	2,805

Total Fees	$3,695,704	$3,020,406

(1)	Audit fees include fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, reviews of our quarterly financial statements and annual report, reviews of SEC registration statements and related consents and fees related to statutory audits of some of our international entities.

(2)	Audit-related fees for fiscal years 2009 and 2008 consisted of fees for acquisitions.

(3)	Tax fees consist of fees for tax compliance and consultation services.

(4)	All other fees consist of fees for products or services other than those included above, including payment to PwC related to the use of an accounting regulatory database.

All of the services provided for fiscal 2009 and 2008 described above were pre-approved by the Audit Committee or the Chairman of the Audit Committee through the authority granted to him by the Audit Committee, which is described below.

Our Audit Committee determined that the rendering of services other than audit services by PwC was compatible with maintaining PwC’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services rendered by our independent registered public accounting firm. The policy generally permits pre-approvals of specified permissible services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual case-by-case basis before the independent registered public accounting firm is engaged to provide each service. In some cases the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope. In other cases, the Audit Committee has delegated power to Mark L. Perry, the Chairman of our Audit Committee, to pre-approve additional non-audit services if the need for the service was unanticipated and approval is required prior to the next scheduled meeting of the Audit Committee. Mr. Perry then communicates such pre-approval to the full Audit Committee at its next meeting.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of February 15, 2009 as to shares of our common stock beneficially owned by:

•	each director;

•	each of the executive officers named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	all those known by us to be beneficial owners of more than five percent or more of our common stock.

Beneficial ownership is determined in accordance with the SEC’s rules and generally includes voting or investment power with respect to securities as well as shares of common stock subject to options exercisable within 60 days of February 15, 2009. Unless otherwise indicated, the address of each of the individuals listed below is c/o NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050.

Name of Beneficial Owner(1)	Shares Owned	Shares Issuable within 60 days	Total Shares Owned	Percent(%)
Named Executive Officers:
Jen-Hsun Huang (2)	21,729,504	5,904,744	27,634,248	5.1%
Marvin D. Burkett	176,244	693,564	869,808	*
Ajay K. Puri	4,494	566,611	571,105	*
David M. Shannon (3)	64,851	386,070	450,921	*
Debora Shoquist	1,182	124,999	126,181	*
Directors, not including CEO:
Tench Coxe (4)	1,399,644	769,500	2,169,144	*
James C. Gaither (5)	159,404	364,500	523,904	*
Harvey C. Jones (6)	2,012,543	279,336	2,291,879	*
William J. Miller (7)	302,808	1,159,500	1,462,308	*
Mark L. Perry (8)	50,000	224,500	274,500	*
A. Brooke Seawell (9)	75,000	681,000	756,000	*
Mark A. Stevens (10)	1,837,866	20,000	1,857,866	*
All directors and executive officers as a group (13 persons) (11)	27,813,540	11,174,324	38,987,864	7.1%

5% Stockholders:
AXA and affiliates (12)	54,392,810	—	54,392,810	10.1%
PRIMECAP Management Company and affiliates (13)	36,888,574	—	36,888,574	6.8%

*	Represents less than 1 percent of the outstanding shares of our common stock.

(1)	This table is based upon information provided to us by our executive officers and directors. Information about principal stockholders is based solely on Schedules 13G filed with the SEC. Unless otherwise indicated in the relevant footnote to this table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages of beneficial ownerships are based on 539,010,185 shares of our common stock outstanding as of February 15, 2009, adjusted as required by SEC rules.

(2)	Includes 19,572,465 shares of common stock held by Jen-Hsun Huang and Lori Huang, as co-trustees of the Jen-Hsun and Lori Huang Living Trust u/a/d May 1, 1995, or the Huang Trust, and 1,237,239 shares of common stock held by J. and L. Huang Investments, L.P., of which the Huang Trust is the general partner. By virtue of their status as co-trustees of the Huang Trust, each of Jen-Hsun Huang and Lori Huang may be deemed to have shared beneficial ownership of the 19,572,465 shares held by the Huang Trust and 1,237,239 shares held J. and L. Huang Investments, L.P. and to have shared power to vote or to direct the vote or to dispose of or direct the disposition of such securities.

(3)	Includes 9,799 shares of common stock held by the Shannon Revocable Trust, of which Mr. Shannon is the trustee and of which Mr. Shannon exercises sole voting and investment power.

(4)	Includes 171,312 shares of common stock held in a retirement trust over which Mr. Coxe exercises sole voting and investment power. Mr. Coxe disclaims beneficial ownership in these shares except as to his pecuniary interest in the shares. Also includes 321,849 shares held in the Coxe Revocable Trust, or the Coxe Trust, of which Mr. Coxe and his wife are co-trustees and of which Mr. Coxe exercises shared voting and investment power. Mr. Coxe disclaims beneficial ownership in the shares held by the Coxe Trust, except to the extent of his pecuniary interest therein.

(5)	Includes 5,574 shares held by the James C. Gaither Revocable Trust, of which Mr. Gaither is the trustee and of which Mr. Gaither exercises sole voting and investment power.

(6)	Includes (i) 439,826 shares of common stock held in the Jones Living Trust, of which Mr. Jones is a co-trustee and of which Mr. Jones exercises shared voting and investment power, (ii) 71,760 shares of common stock owned by ACK Family Partners, L.P. of which Mr. Jones is a general partner and of which Mr. Jones exercises shared voting and investment power, and (iii) (a) 3,900 shares of common stock owned by the Gregory C. Jones Trust, of which Mr. Jones is co-trustee and of which Mr. Jones exercises shared voting and investment power, (b) 3,900 shares of common stock owned by the Carolyn E. Jones Trust, of which Mr. Jones is a co-trustee and of which Mr. Jones exercises shared voting and investment power, and (c) 3,900 shares of common stock owned by the Harvey C. Jones III Trust, of which Mr. Jones is a co-trustee and of which Mr. Jones exercises shared voting and investment power, collectively, the Jones Children Trusts. Mr. Jones disclaims beneficial ownership of the 71,760 shares of common stock held by ACK Family Partners, L.P., except to the extent of his pecuniary interest therein. Mr. Jones disclaims beneficial ownership of the 11,700 shares of common stock held by Jones Children Trusts, except to the extent of his pecuniary interest therein.

(7)	Includes 302,808 shares held by the Millbor Family Trust, of which Mr. Miller and his wife are co-trustees and of which Mr. Miller exercises shared voting and investment power.

(8)	Includes 50,000 shares held by The Perry & Pena Family Trust, of which Mr. Perry and his wife are co-trustees and of which Mr. Perry exercises shared voting and investment power.

(9)	Includes 75,000 shares held by the Seawell Revocable Trust, of which Mr. Seawell is the trustee and of which Mr. Seawell exercises sole voting and investment power.

(10)	Includes 1,837,866 shares held by the 3rd Millennium Trust, of which Mr. Stevens and his wife are co-trustees and of which Mr. Stevens exercises shared voting and investment power.

(11)	Includes shares described in footnotes two through ten above.

(12)	This information is based solely on a Schedule 13G/A, dated February 13, 2009, filed with the SEC on February 13, 2009 by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle (collectively, Mutuelles AXA), AXA, and AXA Financial, Inc., reporting their beneficial ownership as of December 31, 2008. The Schedule 13G/A reports that a majority of the reported shares are held by unaffiliated third-party client accounts managed by AllianceBernstein L.P., as investment advisor, which is a subsidiary of AXA Financial, Inc., 10,709 shares are held by AXA Investment Managers Paris (France), 6,720 shares are held by AXA Rosenberg Investment Management LLC and 11,871 shares are held by AXA Equitable Life Insurance Company. The Mutuelles AXA are the parent holding company of AXA; AXA is the owner of AXA Financial, Inc. and is the parent holding company of AXA Investment Managers Paris (France) and AXA Rosenberg Investment Management LLC; and AXA Financial, Inc. is the parent holding company of AllianceBernstein L.P. and AXA Equitable Life Insurance Company, both of which operate under independent management and make independent voting and investment decisions. According to the Schedule 13G/A, each of the reporting persons, except for AXA Financial, Inc., have sole voting power with respect to 41,695,494 shares and sole dispositive power with respect to an aggregate of 54,392,810 shares. According to the Schedule 13G/A, AXA Financial, Inc. has sole voting power with respect to 41,678,065 shares and sole dispositive power with respect to an aggregate of 54,375,381 shares. Mutuelles AXA and AXA expressly declare that filing of the Schedule 13G/A shall not be construed as an admission of beneficial ownership of any of the reported shares. The Mutuelles AXA are located at 26, rue Drouot, 75009 Paris, France. AXA is located at 25, avenue Matignon, 75008 Paris, France. AXA Financial is located at 1290 Avenue of the Americas, New York, NY 10104.

(13)	This information is based solely on a Schedule 13G/A, dated February 5, 2009, filed with the SEC on February 12, 2009 by PRIMECAP Management Company, or PRIMECAP, reporting its beneficial ownership as of December 31, 2008. The Schedule 13G/A reports that PRIMECAP has sole voting power with respect to 8,499,074 shares and sole dispositive power with respect to 36,888,574 shares. PRIMCECAP is located at 225 South Lake Ave., #400, Pasadena, CA 91101.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis describes our compensation philosophy and objectives, outlines our compensation program, and explains how we believe our compensation program achieves our philosophy and objectives. We also explain how our compensation process works as well as our compensation decisions for fiscal 2009 and certain compensation decisions for fiscal 2010. Those senior executives whose compensation is discussed below are listed in the Summary Compensation Table for Fiscal Years 2009, 2008 and 2007 in this proxy statement and in this section we refer to them as our executive officers. The compensation process for these executive officers is the same for the other members of our executive staff.

Executive Compensation Philosophy and Overview

Our success is grounded in our culture of innovation, teamwork, and entrepreneurship. Our compensation programs are designed to support this culture by allowing us to:

•

Attract and retain the world’s best talent.    We compete for talented executives with leading technology companies worldwide, including both start-ups and established businesses. Our programs must allow us to attract and retain dynamic, innovative people who are motivated by the challenges and opportunities of growing our business.

•

Motivate and reward performance.    We believe that compensation should vary with performance, and that a significant portion of an executive officer’s compensation should be linked to individual and corporate performance.

•	Align compensation with stockholder’s interests. We believe our programs should reward our executive officers for contributions to the growth of our enterprise value.

•

Manage resources efficiently.    Employee compensation is a significant expense for us. We strive to manage our compensation programs to balance our need to reward and retain executives with preserving stockholder value.

•

Align executive and employee compensation structures.    We believe that our compensation programs should be consistent across our employee population and that the interests of our executives should be aligned with our employee base. Therefore, we have structured our compensation programs for our executive officers to be aligned with what we offer to more than 250 key employees with an emphasis on direct compensation—base salary, variable cash compensation and stock-based awards—while avoiding special benefits for executive officers.

Elements of Compensation

Our executive compensation program consists of the following components:

•	Base salary;

•	Variable cash compensation; and

•	Long-term incentives in the form of stock options and, commencing in fiscal 2010, a combination of stock options and restricted stock unit awards.

As discussed in greater detail below, the Compensation Committee of the Board of Directors, or the Compensation Committee, does not use a strict weighting system between compensation elements for each executive officer, but instead considers the total compensation necessary to motivate and retain these individuals with a mix that is significantly biased towards performance based components, including variable cash compensation and equity compensation. At present, we do not believe it is necessary to supplement these three primary elements with perquisites, executive change-in-control arrangements or special severance benefits, except in special circumstances, such as short term arrangements as discussed below for Mr. White.

How We Make Compensation Decisions

Role of the Various Parties in Making Compensation Decisions

Our executive compensation program is administered by the Compensation Committee, with the assistance of our Chief Executive Officer, or CEO, and members of our Human Resources Department, including the Senior Vice President, Human Resources.

For fiscal 2009, the Compensation Committee retained an executive compensation consultant, Hewitt Associates LLC, or Hewitt, to assist with the compensation-determination process for all executive officers, including our CEO. Hewitt reports directly to the Compensation Committee. Hewitt worked with the Compensation Committee and our management to gather and analyze third-party data about our peer companies’ compensation practices and provided feedback regarding proposed macro-compensation decisions. During fiscal 2009, Hewitt also aided the Compensation Committee with a review of the compensation of our non-employee directors.

At the end of each fiscal year, our Senior Vice President, Human Resources and other members of his department work with the CEO and the Compensation Committee to review our overall compensation program for our executive officers. The process begins with members of our Human Resources department gathering data from the Radford Executive Survey. They then analyze compensation practices at our peer companies (described below), assess existing compensation programs at NVIDIA, forecast our growth, and model total compensation costs and stock dilution from any proposed changes to the existing compensation programs. The Senior Vice President, Human Resources then presents a proposed compensation plan for the upcoming fiscal year to our CEO.

Our CEO reviews the plan for the upcoming year with the Compensation Committee. In addition, our CEO reviews the individual performance of each executive against results achieved and leadership demonstrated during the previous year. Our CEO also considers the challenges faced during the previous year and the scope and difficulty of the executive officer’s role. The CEO then makes recommendations for each executive officer’s base salary, variable compensation level and equity-based awards for the new fiscal year, as well as variable compensation payouts for the prior year. Through several regularly scheduled meetings, the Compensation Committee reviews these recommendations with the CEO and the Senior Vice President, Human Resources and makes compensation decisions for the executive officers. The Compensation Committee adjusts each executive officer’s compensation up or down based on the factors discussed above.

The Compensation Committee, working directly with Hewitt, makes compensation decisions for our CEO separately without his participation. The Compensation Committee evaluates the CEO’s performance taking into account a self-review prepared by the CEO and the Compensation Committee’s own judgment of the results achieved by our CEO as compared to goals established at the beginning of the fiscal year. In addition, the Compensation Committee analyzes market data and the compensation practices at our peer companies. At the end of this annual process, the Compensation Committee reviews its overall compensation decisions with the full Board in executive session.

Compensation Benchmarking

When establishing the compensation program each year, the Compensation Committee determines the amount and types of compensation that will best allow us to secure key talent and to motivate performance and innovation, keeping in mind the competitive market for executive talent. In order to balance these goals, the Compensation Committee reviews the data discussed below.

For fiscal 2009, members of our Human Resources Department began with the full Radford Executive Survey of 162 companies as a source of compensation data for all of the executive officers. They then created three different subsets or peer lists within that larger group as described in the table below. We use information based on all four groups to help assess the market and help determine appropriate levels of compensation for our executive officers. The following companies make up our three peer company groups:

Company Name	EE	EX	SC	Company Name	EE	EX	SC

Adobe Systems Incorporated	X	X		LSI Corporation	X	X	X

Advanced Micro Devices, Inc.	X	X	X	Marvell Semiconductor	X	X	X

Agere Systems Inc.		X	X	Maxim Integrated Products, Inc.			X

Agilent Technologies, Inc.		X		Microchip Technology Incorporated			X

Altera Corporation	X	X	X	Micron Technology, Inc.	X	X	X

Amazon.Com, Inc.	X	X		Microsoft Corporation	X

Apple Inc.	X			Motorola, Inc.	X

Atmel Corporation			X	National Semiconductor Corporation	X	X	X

Autodesk, Inc.	X	X		Network Appliance, Inc.	X	X

Avago Technologies Limited			X	NXP Semiconductors USA Inc.			X

BEA Systems, Inc.	X			ON Semiconductor Corporation	X		X

Broadcom Corporation	X	X	X	Oracle Corporation	X

Cadence Design Systems, Inc.	X			Palm, Inc.	X

Cisco Systems, Inc.	X			Philips Electronics N.A. Corp.	X

Cypress Semiconductor Corporation	X		X	Qimonda North America Corporation			X

Dell Inc.	X			QUALCOMM Incorporated	X	X

eBay Inc.	X	X		Samsung Telecommunications America LLC	X

Electronic Arts Inc.	X	X		SanDisk Corporation	X	X	X

EMC Corporation	X			Sharp Microelectronics of the Americas			X

Fairchild Semiconductor International, Inc.			X	Sony Computer Entertainment America Inc.	X

Gateway, Inc.	X			Spansion Inc.			X

Google Inc.	X			STMicroelectronics N.V.	X		X

Infineon Technologies AG		X	X	Sun Microsystems, Inc.	X	X

Intel Corporation	X		X	Symantec Corporation	X

International Rectifier Corporation			X	Synopsys, Inc.	X

Intuit Inc.	X	X		Texas Instruments Incorporated	X	X	X

Juniper Networks, Inc.	X	X		Xilinx, Inc.	X	X	X

KLA-Tencor Corporation	X	X		Yahoo! Inc.	X

LM Ericsson Telephone Company	X

Key to Table:

EE: Companies listed as employee peers are the companies in various industries with which we feel we compete for executives and employees.

EX: Companies listed as executive peers are the companies of similar size, complexity and with comparable revenue.

SC: Companies listed as semiconductor peers are all the companies in the semiconductor industry from the Radford Executive Survey.

In order to analyze the survey data, each executive officer’s position is matched to a job code in the Radford Executive Survey. Our Human Resources Department then provides the CEO and the Compensation Committee with the average for each of the peer groups for the 50th percentile and for the 75th percentile for the three major components of our compensation program. These percentiles are not used as the standard for setting compensation, rather they are used to provide the Compensation Committee with data points for purposes of comparison in evaluating whether the proposed compensation levels for our executive officers are reasonably likely to help us achieve our compensation program objectives.

Use of Tally Sheets

When making annual decisions about an executive officer’s compensation, the Compensation Committee reviews the executive officer’s total compensation as set forth in a tally sheet that includes:

•	Current and past base salary;

•	Target variable compensation in previous years;

•	Amount of shares granted to each executive officer in the prior four fiscal years; and

•	Data about the rewards offered to executives in similar positions at comparable companies.

The tally sheets help the Compensation Committee analyze the executive officer’s short- and long-term compensation at NVIDIA and compare total compensation packages offered by our peer companies. The Compensation Committee is committed to reviewing tally sheets annually.

Elements of Our Compensation Program

Base Salary

Purpose. Base salaries are set at levels we believe are sufficient to recruit and retain executive officers. However, we believe biasing an executive officer’s compensation toward variable compensation programs and long-term equity compensation creates a strong link between that executive’s pay and performance. Therefore, while the Compensation Committee does not rely on a weighting system between fixed and variable compensation, our executive officers’ base salaries ranged from approximately 15% to 20% of their total target compensation in fiscal 2009, other than for our CEO. Base salaries are reviewed annually and adjusted as the Compensation Committee deems necessary and appropriate to meet our compensation and business goals.

Factors Considered When Establishing Base Salary. When setting base salaries, the Compensation Committee considers an executive officer’s responsibilities (including the scope of their position and complexity of the department or function they manage), experience, the base salaries for other members of NVIDIA’s executive staff, and the market data of salaries at peer companies. While reviewing potential changes in base salary, the Compensation Committee also considers the operating expense impact and budgets for executive officer salary adjustments.

Fiscal 2009 Determinations. In March 2008, the Compensation Committee determined that the base salary of each executive officer for fiscal 2009 should remain at its fiscal 2008 level, as the Compensation Committee believed that they were set at levels that balanced our goals of retention and internal pay equity. In September 2008, in light of the current economic environment and our cost reduction efforts, Mr. Huang determined that it would be appropriate for substantially all of his compensation to be linked to our performance. The Compensation Committee accepted Mr. Huang’s voluntary proposal to reduce his annual base salary from $600,000 to $1 (after taxes and benefit contributions). This reduction in Mr. Huang’s base salary was effective on October 1, 2008.

Fiscal 2010 Determinations. In March 2009, the Compensation Committee determined that the base salary of each of Messrs. Shannon and Puri and Ms. Shoquist for fiscal 2010 should remain at its fiscal 2009 level. However, in light of the current economic environment and our cost reduction efforts, effective March 1, 2009, these base salaries were temporarily reduced by 5% in connection with a company-wide salary reduction action, subject to periodic review against business conditions. For fiscal 2010, the Compensation Committee determined that the annual base salary of Mr. Huang should remain at its fiscal 2009 level of $600,000. However, given the current economic environment and our cost reduction efforts, Mr. Huang voluntarily proposed that his base salary remain at $1 (after taxes and benefit contributions) and the Compensation Committee accepted this proposal.

David White joined NVIDIA in February 2009 as our Executive Vice President and Chief Financial Officer, or CFO. His annual base salary was established at $425,000 for fiscal 2010, based primarily on the CEO’s recommendation that this salary was necessary to attract an executive with his skills and background and in consideration of his compensation at his prior employer. Mr. White succeeds Mr. Burkett, whose decision to retire as CFO was previously announced in March 2008 and who is continuing to provide services to NVIDIA as a Senior Advisor.

Variable Cash Compensation

Purpose and Structure. In keeping with our pay-for-performance culture, variable cash compensation is designed to be a substantial portion of each executive’s total compensation annually and rewards executives for individual performance and for their role in helping NVIDIA meet its annual financial goals.

The variable cash compensation an executive officer actually receives depends on corporate financial results for the year and the executive’s individual performance during the year. A target payout is divided into two components:

•

Corporate Performance.    50% of the target variable compensation for an executive officer depends on our success at achieving a corporate performance target. This target is established by the Compensation Committee in light of our approved operating plan, with input from our CEO. If we do not meet the target at a threshold level of performance, he or she will receive no payment for this portion of his or her variable compensation. If the threshold level of performance is surpassed, the executive officer will receive a payment of up to 200% of the target value of this portion of the payout.

•

Individual Performance.    50% of the target variable compensation for an executive officer depends on how well the executive performs against his or her individual objectives. With regard to the variable compensation target related to individual performance, 75% of this amount is weighted towards an individual’s contribution to delivering results and 25% of the target is weighted towards overall leadership. The individual objectives generally include results to be achieved in the executive officer’s function or area, such as revenue growth, gross margin improvement, quality of products delivered, and reducing waste. Leadership objectives may include hiring exceptional talent, building a strong organization, improving core processes, and supporting global expansion. To provide a way for NVIDIA to recognize a truly exceptional individual contribution, there is no defined maximum payment for individual performance. In practice, the CEO makes payout recommendations for executives out of a pool funded at 100% of the target payout. This is the same approach used for our other key employees. The Compensation Committee has full discretion to determine the appropriate individual performance payout for each executive officer.

The variable compensation plan for the executive officers is similar to the variable compensation plan applicable to over 900 NVIDIA key employees in that it focuses on both corporate and individual performance to determine payouts, if any, and has the same corporate performance goal.

Factors Considered When Establishing Target Variable Compensation. Annually, the Compensation Committee determines the total target variable compensation for each executive officer. When setting the amount of the target variable compensation for each executive officer, the Compensation Committee considers the following:

•	the CEO’s recommendations;

•	each executive officer’s scope of responsibility; and

•	the compensation of other similarly situated executives at our peer companies.

Fiscal 2009 Targets. The Compensation Committee approved the corporate performance target, established our CEO’s performance targets and approved the fiscal 2009 total target variable compensation for each executive officer in March 2008.

•

Definition of Corporate Target.    For fiscal 2009, the Compensation Committee determined that it would use actual annual net income as set forth in the financial statements of NVIDIA for fiscal 2009, as determined according to United States generally accepted accounting principles, as the corporate performance target as it would provide the most relevant measure of our performance in comparison to the previous year and in comparison to our annual operating plan.

•

Establishment of Corporate Targets.    For fiscal 2009, the Compensation Committee established threshold, target and maximum levels of achievement of annual net income. In setting the threshold, target and maximum levels, the Compensation Committee considered the annual operating plan as well as the fact that NVIDIA had outperformed the target level in fiscal 2006, fiscal 2007 and fiscal 2008, and therefore increased the target level of annual net income by 26% over the target for fiscal 2008. The Compensation Committee did not try to estimate the probabilities of achieving the fiscal 2009 target goal. Rather, the Compensation Committee believed that achievement of the target goal was attainable with significant effort, but not certain. The Compensation Committee believed that achievement of the maximum performance goal was possible with a high level of execution and performance by our executives.

•

Individual Performance Targets.    In March 2008, the CEO established the individual performance targets for each executive officer and the Compensation Committee established the individual performance targets for our CEO.

•

Target Variable Compensation Level.    For fiscal 2009, the Compensation Committee determined to keep the same variable compensation target levels as the previous year for Messrs. Huang, Burkett, Shannon and Puri and Ms. Shoquist. The target variable compensation levels were $1,500,000, $425,000, $275,000, $350,000 and $225,000, respectively. The Compensation Committee determined that such amounts were set at levels that balanced our goals of motivation, internal pay equity and cost management.

Fiscal 2009 Payout Determinations.

•

Corporate Performance Payouts.    Our corporate performance did not meet the minimum threshold targets for payout in fiscal 2009 and, accordingly, no payouts were made to our executive officers with respect to our corporate performance targets in fiscal 2009.

•

Individual Performance Payouts.    In September 2008, in light of the cost saving actions being taken by NVIDIA, the CEO on behalf of the executive officers voluntarily proposed, and the Compensation Committee determined, that the executive officers, including the CEO, would receive no individual performance payouts for fiscal 2009.

Fiscal 2010 Targets.

•	Corporate Targets. In March 2009, the Compensation Committee determined not to establish any corporate targets for compensatory purposes for fiscal 2010 because payout for corporate performance in fiscal year 2010 would not be appropriate in light of the current economic environment and our cost reduction efforts.

•

Individual Performance Targets.    In March 2009, the CEO established the individual performance targets for each executive officer and the Compensation Committee established the individual performance targets for our CEO. In light of the current economic environment and our cost reduction efforts, prior to the consideration of the fiscal 2010 performance targets, the CEO proposed on behalf of the executive officers and the Compensation Committee determined that, except for Mr. White, the executive officers, including the CEO, would not be eligible for any individual performance payouts for fiscal 2010. Even though the executive officers are not eligible for variable compensation under the plan, the Compensation Committee retains the discretion to award incentive compensation to our executive officers and CEO, and may consider the individual performance targets should any compensation be awarded for fiscal 2010.

Mr. White joined NVIDIA in February 2009 and under the terms of his offer letter he is eligible to receive a payout with respect to his individual performance target. His target variable compensation level was established at $385,000 (pro-rated for his time employed in fiscal 2010), based on the same factors that were used to set his base salary, as discussed above, of which 50% relates to his individual performance. If Mr. White leaves NVIDIA for any reason prior to the end of fiscal 2010 or the date of distribution, no incentive compensation will be paid to him.

Clawback Policy. In April 2009, in connection with the settlement of the stockholder derivative lawsuits relating to our historical stock option practices, or the Settlement, our Board adopted a policy, or the Clawback Policy, to be implemented on the date that the Settlement is effective, currently expected to be on or about April 17, 2009, pursuant to which, if (i) we are required to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement included in a report on Form 10-Q or Form 10-K, due to material noncompliance with any financial reporting requirement under the federal securities laws, or a Restatement, and (ii) the Board or a committee of independent directors concludes that our CEO or CFO had received a variable compensation payment, or portion thereof, that would not have been payable if the original interim or annual financial statements reflected the Restatement, then our CEO or CFO shall disgorge to NVIDIA the net after-tax amount of such variable compensation payment.

In addition, pursuant to the Clawback Policy, if the Board or a committee of independent directors determines that an officer (including our CEO and CFO) or other employee received a variable compensation payment, or portion thereof, that would not have been payable if our original interim or annual financial statement reflected a Restatement, then the Board or such committee, in its discretion, may take such actions as it deems necessary or appropriate to address the events that gave rise to the Restatement and to prevent its recurrence. In using its discretion, the Board or such committee may consider whether such person was involved in the preparation of our financial statements or otherwise caused the need for the Restatement. Such actions may include, to the extent permitted by applicable law, requiring partial or full repayment of any variable compensation or other incentive compensation paid to such person, requiring repayment of any gains realized on the exercise of stock options or on the open-market sale of vested shares and causing the partial or full cancellation of restricted stock or deferred stock awards and outstanding stock options.

Equity Compensation

Purpose. NVIDIA believes equity-based compensation is critical to its overall compensation program for all of its employees, including its executive officers. Equity-based compensation provides several significant advantages:

•

It allows us to provide exceptional potential rewards and to attract top talent. Exceptional rewards are realized only if our growth is strong and results in stock price appreciation creating value for our stockholders.

•

It creates a strong incentive for executive officers to improve financial results and take the right actions to increase our value over the long term. Because the ultimate value of the grant varies with results, equity-based compensation creates a strong link between pay and performance.

•	It links executives officers’ interests directly with stockholders’ because rewards depend on stock performance.

Factors Considered. For each executive officer, the Compensation Committee considers the following elements in determining equity grants:

•	anticipated future performance demonstrated by individual past performance;

•

the potential reward and retention value of the grant, determined by reviewing the estimated value of the proposed equity grant (determined using the Black-Scholes valuation model) compared with equity awards offered to executive officers in similar positions by our peer companies; and

•	alignment to the employee equity program, shares available, and total stock based compensation expense.

Fiscal 2009 Structure and Grants. In fiscal 2009, based on the factors explained above, the Compensation Committee made grants semi-annually to our executive officers on the third Wednesday of March and the third Wednesday of September, consistent with our policy for other employees. During the first quarter of fiscal 2009, the Compensation Committee approved a target equity grant for each eligible executive for fiscal 2009, which was divided as follows, except with respect to Ms. Shoquist as explained below: (a) 50% of the target grant was granted in March and (b) the remaining 50% was budgeted to be granted in September, subject to a performance review by the Compensation Committee prior to the September grant date. With respect to Ms. Shoquist, who at the time of the March 2008 grants was the newest executive officer at NVIDIA, the Compensation Committee agreed with the CEO’s recommendation to grant more shares in March 2008 in order to provide additional long-term incentives.

In September 2008, the Compensation Committee determined to grant less than the remaining budgeted stock options in the second half of fiscal 2009. Accordingly, the Compensation Committee reduced the semi-annual grants for the second half of fiscal 2009 by 10% for each of Messrs. Huang, Puri and Shannon and Ms. Shoquist. Other than the stock option grant of 75,000 shares in March 2008, Mr. Burkett did not receive any other stock options in fiscal 2009, due to his decision to retire upon the hiring of our new CFO.

The number of stock options granted to our executive officers in fiscal 2009 were as follows:

Name	Option Grants in March 2008	Option Grants in September 2008	Total Option Grants in Fiscal 2009(1)
Jen-Hsun Huang (2)	200,000	180,000	380,000
Marvin D. Burkett (3)	75,000	—	75,000
Ajay K. Puri (3)	62,500	56,250	118,750
David M. Shannon (3)	62,500	56,250	118,750
Debora Shoquist (3)	75,000	30,000	105,000

(1)	For more information about the stock options granted to our executive officers in fiscal 2009, please see Grants of Plan-Based Awards for Fiscal 2009 in this proxy statement.

(2)	Mr. Huang’s stock option granted in March 2008 will vest as to (i) 50% of the stock option on August 15, 2012, and (ii) the remaining 50% on November 15, 2012, contingent upon his continued service to NVIDIA. Mr. Huang’s stock option granted in September 2008 will vest as to (i) 50% of the stock option on February 15, 2013, and (ii) the remaining 50% of the stock option on May 15, 2013, contingent upon his continued service to NVIDIA.

(3)	The stock options will vest as to (i) 50% of the stock option, two years and three months from the date of grant and (ii) the remaining 50% of the stock option, two years and six months from the date of grant such that the stock option is fully vested on the date that is two years and six months from the date of grant, contingent upon the executive officer’s continued service to NVIDIA.

In general, the vesting schedule of the executive officer semi-annual grants is such that they will begin to vest after currently held options are fully vested. The Compensation Committee structured vesting of the executive officer semi-annual grants to serve the following objectives:

•	to ensure executives take a long-term view of company performance; and

•	to encourage retention, as the executive officer must remain employed to recognize its value.

Fiscal 2010 Structure and Grants. In March 2009, we introduced restricted stock units, or RSUs, as a form of equity compensation to all employees, including executive officers. Our executive officers (except Messrs. Huang and White as explained below), and the other top 260 leaders in NVIDIA, will receive as equity compensation a combination of RSUs and stock options. The target mix of stock options to RSUs for our executive officers on a value basis is 50% stock options and 50% RSUs. All of our other employees will receive RSUs only. The Compensation Committee believes that the use of RSUs, in combination with stock options, for our executive officers will maintain our pay-for-performance culture, provide significant award upside for achieving outstanding performance and promote retention, while maintaining a level of total direct compensation competitiveness and reducing overall dilution of stockholder ownership.

In March 2009, the Compensation Committee determined the target number of RSUs and stock options to be granted to the executive officers in fiscal 2010 and, consistent with past practices, intends to make the grants on a semi-annual basis (in March and September). In light of the company-wide salary reductions, no variable compensation in fiscal 2009 and 2010 and ineligibility to participate in the tender offer as discussed below, the Compensation Committee determined that larger than normal grants in March were necessary to create long-term incentive to our executive officers. The number of RSUs and stock options granted to our executive officers in March 2009 were as follows:

Name	RSU Grants in March 2009	Option Grants in March 2009
Jen-Hsun Huang (1)	—	250,000
Ajay K. Puri (2)	35,750	63,750
David M. Shannon (2)	56,725	90,100
Debora Shoquist (2)	62,525	68,950

(1)	In light of Mr. Huang’s position as CEO, the Compensation Committee determined to only grant stock options and not RSUs to Mr. Huang in fiscal 2010. Mr. Huang’s stock option will vest as to (i) 50% of the stock option on August 15, 2013, and (ii) the remaining 50% of the stock option on November 15, 2013, contingent upon his continued service to NVIDIA.

(2)	The stock options will vest as to approximately 33.36% of the shares on the one-year anniversary of the date of grant, with the remainder vesting over the next two years thereafter in equal amounts every quarter, contingent upon the executive officer’s continued service to NVIDIA. The RSUs will vest as to approximately 33.36% of the shares on the one-year anniversary of the date of grant, with the remainder vesting over the next two years thereafter in equal amounts every six months, contingent upon the executive officer’s continued service to NVIDIA.

The Compensation Committee believes that the vesting periods of both the RSUs and the stock options properly balance the potential compensatory benefits of the grants with the long-term success of NVIDIA.

Mr. White joined NVIDIA in February 2009 and under the terms of his offer letter he received a stock option grant of 450,000 shares on March 9, 2009 (the same date as all grants made to our employees that started employment in February 2009). Mr. White did not receive a combination of stock options and RSUs because he entered into his offer letter with NVIDIA before we introduced RSUs as a form of equity compensation. The number of shares subject to this stock option grant was based primarily on the CEO’s recommendation that the amount of the grant was necessary to attract an executive with his skills and background. Given the magnitude of the grant, the vesting schedule for this option was extended such that it vests quarterly over a four year period, subject to acceleration as discussed below.

Other Benefits

We offer our executive officers the same health and change-in-control protections that we offer to all of our employees. We do not have any special benefit, severance, change-in-control or other programs for our executive officers, except as discussed below for Mr. White.

Health and Welfare Benefits. In order to attract and retain qualified executive officers and other employees, we must offer our employees a competitive package of health and welfare programs. Our Human Resources Department compares annually our health and welfare benefits packages to those offered by peer companies to ensure our package is competitive and we will be able to attract and retain employees.

We maintain medical, vision, dental and accidental death and disability insurance as well as paid time off and paid holidays for all of our employees. Our executive officers are eligible to participate in these programs along with and on the same basis as our other employees. Like all of our full-time employees, our executive officers are eligible to participate in our 1998 Employee Stock Purchase Plan and our 401(k) plan.

No Perquisites. Our executive officers do not receive any perquisites or personal benefits that are not available to all NVIDIA employees.

Severance and Change-in-Control Agreements. Except in special circumstances, such as short term arrangements as discussed below for Mr. White, we do not have severance or change-in-control agreements with any of our employees, including our executive officers. While such agreements are offered by many of our peer companies, we want to encourage executive officers to focus on growing and building value for our stockholders by focusing our compensation program on at-risk compensation elements such as variable cash compensation and long-term equity grants.

Under the circumstances described under the heading Employment, Severance and Change-in-Control Agreements all of the stock options or restricted stock units held by our executive officers and all of our other employees would be accelerated if they were not assumed or substituted by an acquiring company. However, this is a provision of our broad-based employee equity incentive plan rather than a special executive change-in-control arrangement.

Pursuant to the terms of Mr. White’s offer letter, in the event that Mr. White’s employment is involuntarily terminated as a direct result of the completion of an acquisition of NVIDIA within the first twelve months of his employment, the vesting of his initial grant of 450,000 stock option shares will be accelerated such that 25% of such grant will be vested as of the date his employment is terminated. We believe that the terms of Mr. White’s offer letter are consistent with our prior practice for the recruitment of certain of our new executive officers.

Additional Executive Compensation Practices and Procedures

Managing the Use of Equity

While equity is an important component of overall compensation, we carefully monitor the number of equity-based awards granted to employees. We strive to balance compensation and reward to employees against equity expense and the potential dilution of stockholder ownership by following two principals:

•

We budget the number of equity-based awards available for employee grants. In determining the size of this pool, we consider factors such as the growth in the number of employees eligible for grants, competitive compensation practices, expected average grant sizes based on expected performance and the accounting expense of granting equity-based awards and potential dilution.

•

We are sensitive to our annual dilution rate. We have historically defined our annual dilution rate as the net number of new equity granted during a fiscal year as a percentage of the outstanding common stock at fiscal year-end. For fiscal 2009, the Compensation Committee established an annual net dilution budget of 2.0% to 2.75%, which was subsequently increased to 3.0% in September 2008, for all employee and new hire grants other than those related to merger and acquisition activity. Our actual net dilution rate for fiscal 2009 was 2.71%. This included grants to new hires, existing employees and employees joining from acquisition activity. In fiscal 2009 we had a 8.7% increase in total employees from 4,985 at fiscal 2008 year-end to 5,420 at fiscal 2009 year-end.

For fiscal 2010, the Compensation Committee has established a total dilution budget of 3.5% to 4.0%. Our fiscal 2010 budget is based on gross dilution versus our historical practice of net dilution, and does not give effect to the approximately 28.5 million stock options accepted for cancellation in our recently completed tender offer and assumes that we do not implement a stock repurchase program in fiscal 2010. After giving effect to the cancellation of the approximately 28.5 million stock options in the tender offer and assuming we do not implement a stock repurchase program in fiscal 2010, our net dilution budget for fiscal 2010 is approximately negative 1.25% to negative 1.75%.

As discussed above in fiscal 2010 we will be granting our employees RSUs. For purposes of our annual dilution rate calculations each RSU is counted as more than one share in accordance with RiskMetric’s published policies. Currently, based on our historical common stock volatility, each RSU is counted as 1.5 shares. We will not exceed the approved dilution budget without explicit approval from the Compensation Committee. The fiscal 2010 dilution budget also does not account for any grants that may result from mergers and acquisitions. We expect our dilution rate to vary in future periods as our business and competitive environment change and in response to any accounting or regulatory developments.

In March 2009, we completed a cash tender offer for approximately 33.1 million stock options held by our employees, of which approximately 28.5 million were tendered for cancellation. Members of the Board of Directors and our executive officers were not eligible to participate in the tender offer. We use equity to promote employee retention and to provide an incentive vehicle valued by employees that is also aligned to stockholder interest. However, our common stock price declined significantly during fiscal 2009, and all of the eligible options subject to the tender offer were “out-of-the-money” (i.e., had exercise prices above our then-current common stock price). Therefore, we provided an opportunity to our employees to obtain a cash payment for their eligible options, while reducing our existing overhang and potential stockholder dilution from such stock options. Only options with an exercise price of greater than $17.50 per share were eligible to be tendered. Shares subject to cancelled stock options are available for future issuance pursuant to the 2007 Equity Incentive Plan.

Equity Granting Policies

The Compensation Committee adopted specific policies regarding the grant dates of stock options to all employees in fiscal 2009. As part of its overall compensation review, the Compensation Committee annually reviews these policies and makes adjustments. Our specific grant policies for our executive officers are as follows:

•

New Hire Grants. The grant date for new employees, including a newly hired executive officer, is the 6th business day of the month following the executive’s start date. These grants will be made as part of our monthly process that includes grants to all newly hired employees. The exercise price of all new hire stock options will equal the closing price of our common stock on the grant date.

•

Semi-Annual Grants. The Compensation Committee makes grants semi-annually to our executive officers on the third Wednesday of March and the third Wednesday of September, consistent with our policy for other employees. During the first quarter of the fiscal year, the Compensation Committee approves a target equity grant for each eligible executive for the fiscal year, which is divided as follows: (a) 50% of the target grant is granted in March and (b) the remaining 50% is budgeted to be granted in September, subject to a performance review by the Compensation Committee prior to the September grant date. The exercise price of all the executive semi-annual stock option grants is the closing price of our common stock on the grant date. Semi-annual grants will not be made to our executive officers during blackout periods under our insider trading policy. Instead, executive semi-annual grants will be made on the day that the blackout period ends.

•

Other Grants. All other grants to existing executive officers and employees throughout the year, which we call off-cycle grants, will have a grant date of the 6th day of the month subsequent to the date of the event leading to the grant, provided that the grant is approved on or prior to such grant date. No off-cycle grants may be granted to our executive officers during blackout periods under our insider trading policy. Instead, they will be made as part of the next monthly grant cycle when the trading window is open. Also, the Compensation Committee must approve any off cycle grants to executive officers. No off-cycle grants were made to our executive officers during fiscal 2009.

We do not grant stock options upon the exercise of an option using shares already in the holder’s possession (i.e. reload options), make loans to executives to exercise their stock options or for any other reason, grant stock options at a discount, or allow semi-annual or off-cycle grants to be made to our executive staff when our stock trading window is closed.

Stock Ownership Guidelines

Our Corporate Governance Policies as supplemented by the Supplement, which is expected to be effective on or about April 17, 2009, as explained above, require each director and executive officer to hold at least 25,000 shares of our common stock during the period in which he or she serves as a director or executive officer, unless our Nominating and Corporate Governance Committee waives the requirement. The 25,000 shares may include vested but unexercised stock options. Non-employee directors and executive officers will have 18 months from the date that they become directors or executive officers to reach the ownership threshold. Each of our directors and executive officers currently meets the stock ownership requirement, except for Mr. White, who joined NVIDIA in February 2009 and has until August 2010 to reach this ownership threshold. The stock ownership guidelines are intended to further align director and executive officer interests with stockholder interests.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code limits the amount that we may deduct from its federal income taxes for remuneration paid to our CEO and three most highly compensated executive officers (other than our CFO) to $1 million per executive per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by an executive upon the exercise of qualifying compensatory stock options. While the Compensation Committee is mindful of the benefit to NVIDIA performance of full deductibility of compensation, we believe the Compensation Committee must not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible. The Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of NVIDIA and our stockholders.

We adopted SFAS No. 123(R) on January 30, 2006. SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the grants, and is recognized as an expense over the requisite employee service period. We use a binomial option pricing model to estimate the fair value of each stock option grant for accounting purposes.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2009, 2008 AND 2007

The following table summarizes information regarding the compensation earned by our chief executive officer, our chief financial officer and our other three executive officers during our fiscal year 2009. We refer to these individuals as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)			Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)			Total ($)
Jen-Hsun Huang Chief Executive Officer and President	2009 2008 2007	$401,272 584,083 500,000	(4) (5)	$	— 150,000 —	(6)	$3,609,098 3,152,069 2,507,627	$	— 2,250,000 1,624,375	$	— 750 —	(7)	$4,010,370 6,136,902 4,632,002

Marvin D. Burkett (8) Chief Financial Officer	2009 2008 2007	425,000 425,000 425,000			— — —		2,239,070 2,038,520 1,323,613		— 637,500 573,538		— — —		2,664,070 3,101,020 2,322,151

Ajay K. Puri Vice President of Worldwide Sales	2009 2008 2007	301,154 300,000 300,000			— — 75,000	(10)	1,713,037 1,446,015 1,045,467		— 525,000 329,850		6,344 6,373 6,372	(9) (9) (9)	2,020,535 2,277,388 1,756,689

David M. Shannon Senior Vice President, General Counsel and Secretary	2009 2008 2007	300,000 300,000 300,000			— — —		1,462,050 1,310,006 874,397		— 412,500 312,375		— — —		1,762,050 2,022,506 1,486,772

Debora Shoquist (11) Senior Vice President, Operations	2009 2008	270,769 98,894			— —		1,717,332 538,033		— 126,570		— —		1,988,101 763,497

(1)	Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the dollar amount recognized for financial statement reporting purposes for the referenced fiscal year, in accordance with the provisions of SFAS No. 123(R). Assumptions used in the calculation of these amounts are included in Note 2, Stock-Based Compensation, of the Notes to our Audited Consolidated Financial Statements for fiscal 2009 included in our Annual Report on Form 10-K filed with the SEC on March 13, 2009. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our named executive officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)	The amounts recognized for financial statement reporting purposes include compensation expense from awards granted both in and prior to fiscal 2009. The following chart provides additional information regarding the amounts we recognized in fiscal 2009.

Name	Expense Related to Stock Options Granted in Fiscal 2009 ($)	Expense Related to Stock Options Granted prior to Fiscal 2009 ($)
Jen-Hsun Huang	$385,106	$3,223,992
Marvin D. Burkett	254,389	1,984,681
Ajay K. Puri	260,686	1,452,351
David M. Shannon	260,686	1,201,364
Debora Shoquist	280,361	1,436,971

(3)	As applicable, reflects amounts earned in fiscal 2008 and fiscal 2007 and paid in March 2008 and March 2007, respectively, pursuant to our 2008 Variable Compensation Plan and 2007 Variable Compensation Plan, respectively. No amounts were paid in fiscal 2009 under our 2009 Variable Compensation Plan, which is discussed in our Compensation Discussion and Analysis beginning on page 23 of this proxy statement.

(4)	Mr. Huang voluntarily decreased his base salary to $1, after taxes and benefit contributions, effective October 1, 2008.

(5)	Mr. Huang’s base salary was increased to $600,000 for fiscal 2008 effective April 1, 2007.

(6)	Reflects an amount earned in fiscal 2008 and paid in March 2008 to Mr. Huang under our 2008 Variable Compensation Plan, in excess of the target amount related to his individual objectives.

(7)	Represents an award for the filing of a patent of which Mr. Huang is an inventor with the U.S. Patent and Trademark Office, or the PTO. Awards are made to all NVIDIA employees whose patents are filed by NVIDIA with the PTO.

(8)	Mr. Burkett retired as CFO in February 2009.

(9)	Represents imputed income for provision of medical insurance for an additional person.

(10)	Represents the aggregate amount of a signing bonus paid to Mr. Puri in fiscal 2007. The signing bonus was payable in quarterly installments of $25,000. The first installment of the signing bonus was paid during fiscal 2006.

(11)	Ms. Shoquist joined NVIDIA as our Senior Vice President, Operations in September 2007.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2009

The following table provides information regarding all grants of plan-based awards that were made to or earned by our named executive officers during fiscal 2009. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer. The information in this table supplements the dollar value of stock options and other awards set forth in the Summary Compensation Table for Fiscal Years 2009, 2008 and 2007 by providing additional details about the awards.

The option grants to purchase shares of our common stock set forth in the following table were made under our 2007 Plan. The exercise price of options granted under the 2007 Plan is equal to the closing price of our common stock as reported by NASDAQ on the date of grant. Under the 2007 Plan, the exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. All stock option grants are subject to service based vesting.

During fiscal 2009, none of our named executive officers were awarded or held any performance-based equity incentive awards.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)(5)
Target ($)
Jen-Hsun Huang	3/19/08 9/17/08 N/A	3/11/08 9/3/08 N/A	$ — — 1,500,000	200,000 180,000 —	(2) (4)	$17.66 10.00 —	(3) (6)	$2,150,000 1,148,400 —
Marvin D. Burkett	3/19/08 N/A	3/11/08 N/A	— 425,000	75,000 —	(2)	17.66 —	(3)	753,000 —
Ajay K. Puri	3/19/08 9/17/08 N/A	3/11/08 9/3/08 N/A	— — 350,000	62,500 56,250 —	(2) (4)	17.66 10.00 —	(3) (6)	627,500 338,625 —
David M. Shannon	3/19/08 9/17/08 N/A	3/11/08 9/3/08 N/A	— — 275,000	62,500 56,250 —	(2) (4)	17.66 10.00 —	(3) (6)	627,500 338,625 —
Debora Shoquist	3/19/08 9/17/08 N/A	3/11/08 9/3/08 N/A	— — 225,000	75,000 30,000 —	(2) (4)	17.66 10.00 —	(3) (6)	753,000 180,600 —

(1)	Represents possible awards under the 2009 Variable Compensation Plan based on NVIDIA and individual performance in fiscal 2009. No non-equity incentive awards were made to our named executive officers in fiscal 2009, as discussed in our Compensation Discussion and Analysis beginning on page 23 of this proxy statement.

(2)	Represents stock options granted to our named executive officers in the first quarter of fiscal 2009 pursuant to our 2007 Plan. The Compensation Committee approved these grants on March 11, 2008 for grant on March 19, 2008, the same day that semi-annual grants were made to all of our other eligible employees.

(3)	Represents the closing price of our common stock as reported by NASDAQ on March 19, 2008, which is the exercise price of stock option grants made under our 2007 Plan.

(4)	Represents stock options granted to our named executive officers in the third quarter of fiscal 2009 pursuant to our 2007 Plan. The Compensation Committee approved these grants on September 3, 2008 for grant on September 17, 2008, the same day that semi-annual grants were made to all of our other eligible employees.

(5)	The grant date fair value was determined under SFAS No. 123(R) for financial reporting purposes. For a discussion of the determination of fair value of stock options under SFAS No. 123(R), see Note 2 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2009 filed with the SEC on March 13, 2009. The March 19, 2008 grant to Mr. Huang has a grant date fair value of $10.75 per share and the September 17, 2008 grant to Mr. Huang has a grant date fair value of $6.38 per share. The March 19, 2008 grants to each of Messrs. Burkett, Puri, and Shannon and Ms. Shoquist have a grant date fair value of $10.04 per share and the September 17, 2008 grants to each of Mr. Puri, Mr. Shannon, and Ms. Shoquist have a grant date fair value of $6.02 per share.

(6)	Represents the closing price of our common stock as reported by NASDAQ on September 17, 2008, which is the exercise price of stock option grants made under our 2007 Plan.

OUTSTANDING EQUITY AWARDS AS OF JANUARY 25, 2009

The following table presents information regarding outstanding equity awards held by our named executive officers as of January 25, 2009. Option grants made before February 2004 generally had a ten year term and option grants made after February 2004 generally have a six-year term. As of January 25, 2009, none of our named executive officers held unearned equity incentive awards or stock awards.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date
Jen-Hsun Huang	2,604,744 1,500,00 750,000 600,000 300,000 — — — — — — —	— — — — 300,000 600,000 150,000 450,000 202,500 164,025 200,000 180,000	(3) (4) (5) (6) (7) (8) (9) (10)	$3.11 11.95 12.39 5.30 8.75 8.47 10.00 19.16 18.90 34.36 17.66 10.00	(1) (1) (1) (1) (1) (1) (1) (1) (1) (2) (2) (2)	1/30/10 7/25/11 5/14/12 5/14/10 4/12/11 5/16/12 5/16/12 3/30/13 3/20/14 9/18/14 3/18/15 9/16/15

Marvin D. Burkett	168,570 299,994 168,750 — — —	— — 56,250 123,750 100,238 75,000	(11) (12) (13) (14)	8.75 8.47 19.16 18.90 34.36 17.66	(1) (1) (1) (1) (2) (2)	4/12/10 5/16/11 3/30/12 3/20/13 9/18/13 3/18/14

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date
Ajay K. Puri	566,611 — — — —	— 56,249 45,563 62,500 56,250	(12) (13) (14) (15)	12.05 18.90 34.36 17.66 10.00	(1) (1) (2) (2) (2)	12/21/11 3/20/13 9/18/13 3/18/14 9/16/14

David M. Shannon	78,570 157,500 112,500 — — — —	— — 37,500 67,500 54,675 62,500 56,250	(11) (12) (13) (14) (15)	8.75 8.47 19.16 18.90 34.36 17.66 10.00	(1) (1) (1) (1) (2) (2) (2)	4/12/10 5/16/11 3/30/12 3/20/13 9/18/13 3/18/14 9/16/14

Debora Shoquist	104,166 — —	145,834 75,000 30,000	(16) (14) (15)	36.93 17.66 10.00	(2) (2) (2)	10/4/13 3/18/14 9/16/14

(1)	Represents the closing price of our common stock as reported by NASDAQ on the last trading day prior to the date of grant which is the exercise price of stock option grants made pursuant to our 1998 Plan.

(2)	Represents the closing price of our common stock as reported by NASDAQ on the date of grant which is the exercise price of stock option grants made pursuant to our 2007 Plan.

(3)	The option vests in equal quarterly installments over a one year period beginning on May 15, 2008 such that the option will be fully vested on May 15, 2009.

(4)	The option vests in equal quarterly installments over a one year period beginning on May 15, 2009 such that the option will be fully vested on May 15, 2010.

(5)	The option vests in equal quarterly installments over a one year period beginning on May 15, 2009 such that the option will be fully vested on May 15, 2010. This option was granted with an exercise price of $10.00 per share which was a premium over the closing price of our common stock on NASDAQ on the last trading day prior to the date of grant, which was $8.47 per share.

(6)	The option vests in equal quarterly installments over a one year period beginning on May 15, 2010 such that the option will be fully vested on May 15, 2011.

(7)	The option vests as to 50% of the shares on August 15, 2011, and vests as to the remaining 50% of the shares on November 15, 2011.

(8)	The option vests as to 50% of the shares on February 15, 2012, and vests as to the remaining 50% of the shares on May 15, 2012.

(9)	The option vests as to 50% of the shares on August 15, 2012, and vests as to the remaining 50% of the shares on November 15, 2012.

(10)	The option vests as to 50% of the shares on February 15, 2013, and vests as to the remaining 50% of the shares on May 15, 2013.

(11)	The option vested as to 33% of the shares on June 30, 2008 with the remainder of the shares vesting in equal quarterly installments thereafter such that the option will be fully vested on March 31, 2009.

(12)	The option vests as to 50% of the shares on June 21, 2009, and vests as to the remaining 50% of the shares on September 21, 2009.

(13)	The option vests as to 50% of the shares on December 19, 2009, and vests as to the remaining 50% of the shares on March 19, 2010.

(14)	The option vests as to 50% of the shares on June 19, 2010, and vests as to the remaining 50% of the shares on September 19, 2010.

(15)	The option vests as to 50% of the shares on December 17, 2010, and vests as to the remaining 50% of the shares on March 17, 2011.

(16)	The option vests in equal quarterly installments over a three year period beginning on September 17, 2007 such that the option will be fully vested on September 17, 2010.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009

The following table shows information regarding option exercises by our named executive officers during fiscal 2009. None of our named executive officers had stock awards outstanding or that vested during fiscal 2009.

Amounts shown under the heading “Value Realized on Exercise” represent the difference between the exercise price per share of the stock option and the sales price of the shares of our common stock. The value realized was determined without considering any taxes that may have been owed. The exercise price of each stock option was equal to the closing price of our common stock as reported by NASDAQ for the last trading day prior to the date of grant.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)
Jen-Hsun Huang	1,488,000		$18,408,982

Marvin D. Burkett	11,436	(1)	—

Ajay K. Puri	—		—

David M. Shannon	—		—

Debora Shoquist	—		—

(1)	On February 19, 2008, Mr. Burkett exercised and held these shares, of which 6 shares had an exercise price of $8.47 per share and of which 11.430 shares had an exercise price of $8.75 per share.

EMPLOYMENT, SEVERANCE AND CHANGE-IN-CONTROL AGREEMENTS

Employment Agreements.    Our executives are “at-will” employees and we do not have employment, severance or change-in-control agreements with our executive officers, except as discussed in Compensation Discussion and Analysis—Severance and Change-in-Control Agreements for Mr. White.

Change-in-Control Agreements.    Our 1998 Plan provides that if we sell all or substantially all of our assets, or we are involved in any merger or any consolidation in which we are not the surviving corporation, or if there is any other change-in-control, all outstanding awards held by all employees then providing services, including our executive officers, under the 1998 Plan will either (a) be assumed or substituted for by the surviving entity or (b) if not assumed or substituted, the vesting and exercisability of the awards will accelerate in full and the awards will terminate if they are not exercised prior to the closing of the change-in-control.

Our 2007 Plan provides that in the event of a corporate transaction or a change-in-control, outstanding stock awards may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) any stock awards that are held by individuals performing services for NVIDIA immediately prior to the effective time of the transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction or change-in-control, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction or change-in-control.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Potential Payments Upon Change-in-Control. Upon a change-in-control or certain other corporate transactions of NVIDIA, unvested stock options will fully vest in some cases as described above under Employment, Severance and Change-in-Control Agreements—Change-in-Control Agreements. The table below shows our estimates of the amount of the benefit each of our named executive officers would have received if the unvested options held by them as of January 25, 2009 had become fully vested as a result of a change-in-control. The estimated benefit amount of unvested options was calculated by multiplying the number of in-the-money unvested options held by the applicable named executive officer by the difference between the closing price of our common stock on January 23, 2009 as reported by NASDAQ, which was $7.71, and the exercise price of the option. Based on such closing price, none of our named executive officers would have received any benefit if the unvested options held by them as of January 25, 2009 had become fully vested as a result of a change-in-control.

Name	Number of Unvested Options at January 25, 2009 (#)	Total Estimated Benefit ($)
Jen-Hsun Huang	2,246,525	—

Marvin D. Burkett	355,238	—

Ajay K. Puri	220,562	—

David M. Shannon	278,425	—

Debora Shoquist	250,834	—

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing unless specifically incorporated by reference therein.

The Compensation Committee of the Board of Directors oversees the compensation programs of NVIDIA on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K of NVIDIA for the year ended January 25, 2009 and in this proxy statement.

COMPENSATION COMMITTEE

Harvey C. Jones, Chairman
James C. Gaither
William J. Miller
Mark A. Stevens

EQUITY COMPENSATION PLAN INFORMATION

The number of shares issuable upon exercise of outstanding stock options, the weighted-average exercise price of the outstanding options, and the number of stock options remaining for future issuance under each of our equity compensation plans as of January 25, 2009 are summarized as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	82,903,896	$13.54	(3)	74,111,396
Equity compensation plans not approved by security holders (2)	14,550,384	$15.44	(3)	—

Total (4)	97,454,280	$13.83	(3)	74,111,396

(1)	This row includes our 2007 Plan (which is intended as the successor to and continuation of our 1998 Equity Incentive Plan, our 1998 Non-Employee Directors’ Stock Option Plan, our 2000 Nonstatutory Equity Incentive Plan, and the PortalPlayer, Inc. 2004 Stock Incentive Plan) and our 1998 Employee Stock Purchase Plan. Of these shares, 44,604,302 shares remained available for the grant of future rights under our 1998 Employee Stock Purchase Plan as of January 25, 2009. Under our 1998 Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

(2)	This row represents the 2000 Nonstatutory Equity Incentive Plan, the PortalPlayer, Inc. 2004 Stock Incentive Plan and the PortalPlayer, Inc. 1999 Stock Option Plan, which are described below.

(3)	Represents the weighted average exercise price of outstanding stock options only.

(4)	In March 2009, we completed a cash tender offer for outstanding stock options in the aggregate amount of 28,532,050 shares, or the Tendered Options. The Tendered Options were cancelled and became available for issuance under our 2007 Plan.

2000 Nonstatutory Equity Incentive Plan

The 2000 Nonstatutory Equity Incentive Plan, or the 2000 Plan, provided for the grant of nonstatutory stock options to employees, directors, and consultants. The terms and exercise price of awards granted under the 2000 Plan are set forth in each optionee’s option agreement. The term of nonstatutory stock options is either six or ten years. Grants made after May 8, 2003 generally have six year terms. Until February 2004, options granted to new employees vested over a period of four years, with 25% of the shares vesting one year from the date of grant and the remaining 75% of the shares vesting quarterly over the next three years. During this same time period, stock options granted to existing employees generally would vest each quarter over a four-year period from the date of grant. Beginning in February 2004, new employees’ initial options vest quarterly over a three-year period. Grants to existing employees in recognition of performance also vest over a three-year period; however, the option did not begin vesting until the second anniversary of the date of grant, after which time the option vests in quarterly increments over the remaining one-year period. Generally, an option terminates three months after the termination of the optionee’s service to NVIDIA. If the termination is due to the optionee’s disability, the exercise period generally is extended to 12 months. If the termination is due to the optionee’s death or if the optionee dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death. We no longer make option grants from this plan.

PortalPlayer, Inc. 2004 Stock Incentive Plan

We assumed the PortalPlayer, Inc. 2004 Stock Incentive Plan, or the 2004 Plan, and all related outstanding options in connection with our acquisition of PortalPlayer, Inc., or PortalPlayer, in January 2007. The 2004 Plan was adopted by the PortalPlayer stockholders in 2004. Each option we assumed in connection with our acquisition of PortalPlayer has been converted into the right to purchase that number of shares of NVIDIA common stock determined by multiplying the number of shares of PortalPlayer common stock underlying such option by 0.3601 and then rounding down to the nearest whole number of shares. The exercise price per share for each assumed option has been similarly adjusted by dividing the exercise price by 0.3601 and then rounding up to the nearest whole cent. Vesting schedules and expiration dates for the assumed options did not change. Under the 2004 Plan, options generally vest as to 25% of the shares one year after the date of grant and as to 1/48th of the shares each month thereafter and expire ten years from the date of grant. We no longer make option grants from this plan.

PortalPlayer, Inc. 1999 Stock Option Plan

We assumed options issued under the PortalPlayer, Inc. 1999 Stock Option Plan, or the 1999 Plan, when we completed our acquisition of PortalPlayer in January 2007. The 1999 Plan was terminated upon completion of PortalPlayer’s initial public offering of common stock in 2004. Each option we assumed in connection with our acquisition of PortalPlayer has been converted into the right to purchase that number of shares of NVIDIA common stock determined by multiplying the number of shares of PortalPlayer common stock underlying such option by 0.3601 and then rounding down to the nearest whole number of shares. The exercise price per share for each assumed option has been similarly adjusted by dividing the exercise price by 0.3601 and then rounding up to the nearest whole cent. Vesting schedules and expiration dates did not change. Under the 1999 Plan, options generally vest as to 25% of the shares one year after the date of grant and as to 1/48th of the shares each month thereafter and expire ten years from the date of grant.

ADDITIONAL INFORMATION

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

It is our policy that all employees, officers and directors must avoid any activity that is or has the appearance of conflicting with our interests. This policy is included in our Worldwide Code of Conduct and our Financial Team Code of Conduct. We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all transactions involving executive officers or directors must be approved by the Audit Committee or another independent body of the Board. Except as discussed below, we did not conduct any transactions with related persons in fiscal 2009 that would require disclosure in this proxy statement or approval by the Audit Committee.

TRANSACTIONS WITH RELATED PERSONS

We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of NVIDIA, and otherwise to the fullest extent permitted under Delaware law and our bylaws. We also intend to execute these agreements with our future executive officers and directors.

See the section above entitled Employment, Severance and Change-in-Control Agreements for a description of the terms of our 1998 Plan and our 2007 Plan related to a change–in-control of NVIDIA.

We have granted stock options to our executive officers and our non-employee directors. See “Executive Compensation” and “Director Compensation.”

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal 2009, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with; except that a Form 4, covering the acquisition of an aggregate of 11,700 shares of our common stock in connection with becoming a co-trustee of his childrens’ trusts, was filed late by Mr. Jones.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the 2009 Annual Meeting. If any other matters are properly brought before the 2009 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ David M. Shannon

David M. Shannon

Secretary

April 8, 2009

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 25, 2009 AS FILED WITH THE SEC IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. STOCKHOLDERS MAY SUBMIT A WRITTEN REQUEST FOR AN ADDITIONAL COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 25, 2009 TO: INVESTOR RELATIONS, NVIDIA CORPORATION, 2701 SAN TOMAS EXPRESSWAY, SANTA CLARA, CALIFORNIA 95050. WE WILL ALSO FURNISH A COPY OF ANY EXHIBIT TO THE FORM 10-K IF SPECIFICALLY REQUESTED IN WRITING.

NVIDIA and the NVIDIA logo are either registered trademarks or trademarks of NVIDIA Corporation in the United States and other countries. Other company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

Directions to Our Headquarters - Building E

FROM HIGHWAY 101

Take the San Tomas/Montague Exit

Follow the sign to San Tomas Expressway

Stay on San Tomas for less than a mile to Walsh Avenue

Turn left onto Walsh Avenue

Continue on Walsh Avenue to the stoplight at Scott Boulevard

Turn left onto Scott Boulevard

2800 Scott Boulevard is the first office building on the left

Turn left into 2800 Scott Boulevard

FROM INTERSTATE 280

Take the Saratoga Ave/Saratoga Exit towards Santa Clara

Stay on Saratoga Avenue for about 1 mile

Turn left onto San Tomas Expressway and drive for approximately 3 miles to Walsh Avenue

Turn right onto Walsh Avenue

Continue on Walsh Avenue to the stoplight at Scott Boulevard

Turn left onto Scott Boulevard

2800 Scott Boulevard is the first office building on the left

Turn left into 2800 Scott Boulevard

NVIDIA.

NVIDIA CORPORATION

2701 SAN TOMAS EXPRESSWAY

SANTA CLARA, CA 95050

VOTE BY INTERNET-www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE-1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NVIDIA Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M12252

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NVIDIA CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES AND PROPOSAL 2.

Vote On Directors

1. Election of the three directors nominated by the Board of Directors to hold office until the 2012 Annual Meeting of Stockholders.

Nominees:

01) Tench Coxe

02) Mark L. Perry

03) Mark A. Stevens

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Proposal

2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of NVIDIA Corporation for the fiscal year ending January 31, 2010.

For

Against

Abstain

3. In their discretion, upon such other matters that may properly come before the meeting or any adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR all the nominees and proposal 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 20, 2009:

The Notice and Proxy Statement, Annual Report on Form 10-K and Stockholder Letter are available at www.proxyvote.com.

M12253

NVIDIA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS MAY 20, 2009

The stockholder(s) hereby appoint(s) Jen-Hsun Huang and David M. Shannon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of NVIDIA Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. pacific daylight time on May 20, 2009, at Building E of our headquarters located at 2800 Scott Boulevard, Santa Clara, California 95050, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.